Exhibit 2.

================================================================================


                                                                  Execution Copy



                         AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                                  ABC BANCORP

                                      AND

                     GOLDEN ISLES FINANCIAL HOLDINGS, INC.





                            As of February 20, 2001


================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                                                             Page
                                                                                                             ----
ARTICLE 1. TERMS OF MERGER
      Section 1.1      Merger...............................................................................    1
      Section 1.2      Time And Place Of Closing............................................................    2
      Section 1.3      Effective Time.......................................................................    2

ARTICLE 2. ARTICLES, BYLAWS, MANAGEMENT
      Section 2.1      Articles of Incorporation............................................................    2
      Section 2.2      Bylaws...............................................................................    2
      Section 2.3      Directors and Officers...............................................................    2

ARTICLE 3. MANNER OF CONVERTING AND EXCHANGING SHARES
      Section 3.1      Conversion of Shares.................................................................    3
      Section 3.2      Exchange of Shares...................................................................    3
      Section 3.3      Anti-Dilution Provisions.............................................................    4
      Section 3.4      Shares Held by TARGET or PURCHASER...................................................    4
      Section 3.5      TARGET Bank..........................................................................    5
      Section 3.6      Rights of Former TARGET Shareholders.................................................    5
      Section 3.7      Options..............................................................................    5

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF TARGET
      Section 4.1      Organization, Standing and Power.....................................................    6
      Section 4.2      Authority; No Breach.................................................................    6
      Section 4.3      Capital Stock........................................................................    7
      Section 4.4      TARGET Subsidiaries..................................................................    7
      Section 4.5      Financial Statements.................................................................    8
      Section 4.6      Absence of Undisclosed Liabilities...................................................    8
      Section 4.7      Absence of Certain Changes or Events.................................................    8
      Section 4.8      Tax Matters..........................................................................    9
      Section 4.9      TARGET Allowance for Possible Loan Losses............................................    9
      Section 4.10     Assets...............................................................................   10
      Section 4.11     Environmental Matters................................................................   10
      Section 4.12     Compliance with Laws.................................................................   11
      Section 4.13     Labor Relations......................................................................   12
      Section 4.14     Employee Benefit Plans...............................................................   12
      Section 4.15     Material Contracts...................................................................   14
      Section 4.16     Legal Proceedings....................................................................   14
      Section 4.17     Reports..............................................................................   14
      Section 4.18     Statements True and Correct..........................................................   15
      Section 4.19     Accounting, Tax and Regulatory Matters...............................................   15
      Section 4.20     Charter Provisions...................................................................   16


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
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER
      Section 5.1      Organization, Standing and Power....................................................     16
      Section 5.2      Authority; No Breach................................................................     16
      Section 5.3      Capital Stock.......................................................................     17
      Section 5.4      PURCHASER Subsidiaries..............................................................     18
      Section 5.5      Financial Statements................................................................     18
      Section 5.6      Absence of Undisclosed Liabilities..................................................     19
      Section 5.7      Absence of Certain Changes or Events................................................     19
      Section 5.8      Tax Matters.........................................................................     19
      Section 5.9      PURCHASER Allowance for Possible Loan Losses........................................     20
      Section 5.10     Assets..............................................................................     20
      Section 5.11     Environmental Matters...............................................................     20
      Section 5.12     Compliance with Laws................................................................     22
      Section 5.13     Labor Relations.....................................................................     22
      Section 5.14     Employee Benefit Plans..............................................................     22
      Section 5.15     Legal Proceedings...................................................................     24
      Section 5.16     Reports.............................................................................     24
      Section 5.17     Statements True and Correct.........................................................     25
      Section 5.18     Accounting, Tax and Regulatory Matters..............................................     25
      Section 5.19     Charter Provisions..................................................................     25

ARTICLE 6. CONDUCT OF BUSINESS PENDING CONSUMMATION
      Section 6.1      Affirmative Covenants of TARGET.....................................................     26
      Section 6.2      Negative Covenants of TARGET........................................................     26
      Section 6.3      Cooperation; Steering Committee.....................................................     28
      Section 6.4      Covenants of PURCHASER..............................................................     28
      Section 6.5      Adverse Changes in Condition........................................................     28
      Section 6.6      Reports.............................................................................     28

ARTICLE 7. ADDITIONAL AGREEMENTS
      Section 7.1      Registration Statement; Proxy Statement; Shareholder Approval.......................     29
      Section 7.2      Listing.............................................................................     29
      Section 7.3      Applications........................................................................     29
      Section 7.4      Filings with State Offices..........................................................     30
      Section 7.5      Agreement as to Efforts to Consummate...............................................     30
      Section 7.6      Investigation and Confidentiality...................................................     30
      Section 7.7      Press Releases......................................................................     31
      Section 7.8      No Solicitation.....................................................................     31
      Section 7.9      Tax Treatment.......................................................................     33
      Section 7.10     Agreement of Affiliates.............................................................     33
      Section 7.11     Employee Benefits and Contracts.....................................................     33
      Section 7.12     Large Deposits......................................................................     34
      Section 7.13     Indemnification.....................................................................     34


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
      Section 7.14     Irrevocable Proxies.................................................................     34
      Section 7.15     TARGET Options......................................................................     34
      Section 7.16     Adjustment to the TARGET Allowance..................................................     34

ARTICLE 8. CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
      Section 8.1      Conditions to Obligations of Each Party.............................................     34
      Section 8.2      Conditions to Obligations of PURCHASER..............................................     36
      Section 8.3      Conditions to Obligations of TARGET.................................................     37

ARTICLE 9. TERMINATION
      Section 9.1      Termination.........................................................................     38
      Section 9.2      Effect of Termination...............................................................     39

ARTICLE 10. MISCELLANEOUS
      Section 10.1     Definitions.........................................................................     39
      Section 10.2     Expenses............................................................................     48
      Section 10.3     Brokers and Finders.................................................................     49
      Section 10.4     Entire Agreement....................................................................     49
      Section 10.5     Amendments..........................................................................     49
      Section 10.6     Waivers.............................................................................     49
      Section 10.7     Assignment..........................................................................     50
      Section 10.8     Notices.............................................................................     50
      Section 10.9     Governing Law.......................................................................     51
      Section 10.10    Counterparts........................................................................     51
      Section 10.11    Captions............................................................................     51
      Section 10.12    Enforcement of Agreement............................................................     51
      Section 10.13    Severability........................................................................     52
      Section 10.14    Survival............................................................................     52


                               LIST OF EXHIBITS
                               ----------------

Exhibit Number          Description
--------------          -----------

    A                   List of Holders of TARGET Options ((S) 3.7).
    B                   Form of Agreement of Affiliates of Golden Isles
                        Financial Holdings, Inc. ((S) 7.10).
    C                   Irrevocable Proxy ((S) 7.14).
    D                   Forms of Letters from Holders of TARGET Options
                        ((S) 7.15).
    E                   Form of Employment Agreement ((S) 8.2(d)).
    F                   Matters as to which Martin, Snow, Grant & Napier, LLP
                        will opine ((S)  8.2(e)).
    G                   Matters as to which Rogers & Hardin LLP will opine ((S)
                        8.3(d)).

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of February 20, 2001, by and between GOLDEN ISLES FINANCIAL HOLDINGS, INC. ("TARGET"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located on St. Simons Island, Georgia, and ABC BANCORP ("PURCHASER"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Moultrie, Georgia.

                                   Preamble
                                   --------

     Certain terms used in this Agreement are defined in Section 10.1 hereof.

     The Boards of Directors of TARGET and PURCHASER are of the opinion that the transactions described herein are in the best interests of TARGET and PURCHASER and their respective shareholders. This Agreement provides for the combination of TARGET with PURCHASER pursuant to the merger of TARGET with and into PURCHASER, as a result of which the outstanding shares of the capital stock of TARGET shall be converted into the right to receive cash and shares of the common stock of PURCHASER (except as provided herein), and the shareholders of TARGET shall become shareholders of PURCHASER (except as provided herein). The transactions described in this Agreement are subject to the approvals of the shareholders of TARGET, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     Simultaneous with the Closing of the Merger, The First Bank of Brunswick, a wholly-owned Georgia state bank subsidiary of TARGET, will be operated as a separate subsidiary of PURCHASER.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                  ARTICLE 1.

                                TERMS OF MERGER
                                ---------------

     SECTION 1.1   Merger. Subject to the terms and conditions of this
                   ------
Agreement, at the Effective Time, TARGET shall be merged with and into PURCHASER in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). PURCHASER shall be the Surviving Corporation resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of TARGET and PURCHASER.

     SECTION 1.2   Time and Place of Closing. The Closing shall take place at
                   -------------------------
10:00 a.m. on the date that the Effective Time occurs or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree (the "Closing Date"). The place of Closing shall be at the main office of The First Bank of Brunswick, Brunswick, Georgia, or such other place as may be mutually agreed upon by the Parties.

     SECTION 1.3   Effective Time. The Merger and other transactions
                   --------------
contemplated by this Agreement shall become effective on the date and at the time the Georgia Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on (a) the last Business Day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger and (ii) the date on which the shareholders of TARGET approve this Agreement to the extent such approval is required by applicable Law; or (b) such later date as may be mutually agreed upon in writing by the chief executive officer or chief financial officer of each Party.

                                  ARTICLE 2.

                          ARTICLES, BYLAWS, MANAGEMENT
                          ----------------------------

     SECTION 2.1   Articles of Incorporation. The Articles of Incorporation of
                   -------------------------
PURCHASER in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

     SECTION 2.2   Bylaws. The Bylaws of PURCHASER in effect immediately prior
                   ------
to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     SECTION 2.3   Directors and Officers. The directors of PURCHASER in office
                   ----------------------
immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of PURCHASER in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of PURCHASER from and after the Effective Time in accordance with the Bylaws of PURCHASER. The directors and officers of TARGET Bank immediately prior to the Effective Time shall serve as the initial directors and officers of TARGET Bank from and after the Effective Time in accordance with the Bylaws of TARGET Bank.

                                  ARTICLE 3.

                  MANNER OF CONVERTING AND EXCHANGING SHARES
                  ------------------------------------------

     SECTION 3.1   Conversion of Shares. Subject to the provisions of this
                   --------------------
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of PURCHASER and TARGET shall be converted as follows:

          (a) Each share of PURCHASER Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of TARGET Common Stock (including any shares currently subject to options which are exercised prior to the Effective Time) outstanding immediately prior to the Effective Time, other than shares with respect to which the holders thereof, prior to the Effective Time, met the requirements of, and perfected their dissenters' rights under, Article 13 of the GBCC with respect to shareholders dissenting from the Merger (the "Dissenting Shares"), and shares held by TARGET or by PURCHASER or any of the PURCHASER Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted (each an "Outstanding TARGET Share" and, collectively, the "Outstanding TARGET Shares"), shall automatically be converted at the Effective Time into the right to receive its Pro-Rata Share of the Cash Consideration and the Stock Consideration (plus cash in lieu of fractional shares pursuant to subsection (c) below, if applicable), respectively.

          (c) Notwithstanding any other provision of this Agreement, each holder of Outstanding TARGET Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PURCHASER Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PURCHASER Common Stock multiplied by $10.00. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

          (d) Each share of the TARGET Common Stock that is not an Outstanding TARGET Share as of the Effective Time shall be cancelled without consideration therefor.

          (e) No Dissenting Shares shall be converted in the Merger. All such shares shall be cancelled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC, such shares held by such shareholder shall, upon the happening of that event, be treated the same as all other holders of TARGET Common Stock who at the Effective Time held Outstanding TARGET Shares.

     SECTION 3.2   Exchange of Shares. Prior to the Effective Time, PURCHASER
                   ------------------
shall select a bank or trust company reasonably acceptable to TARGET to act as exchange agent

(the "Exchange Agent") to effectuate the delivery of the Merger Consideration to holders of TARGET Common Stock. Promptly following the Effective Time, the Exchange Agent shall send to each holder of Outstanding TARGET Shares immediately prior to the Effective Time a form of letter of transmittal (the "Letter of Transmittal") for use in exchanging certificates previously evidencing shares of TARGET Common Stock ("Old Certificates"). The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of any cash and certificates representing PURCHASER Common Stock, which certificates shall be deposited with the Exchange Agent by PURCHASER as of the Effective Time. If any certificates for shares of PURCHASER Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Unless and until Old Certificates or evidence that such certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall be requested by TARGET) are presented to the Exchange Agent, the holder thereof shall not be entitled to the consideration to be paid in exchange therefor pursuant to the Merger, to any dividends payable on any PURCHASER Common Stock to which he or she is entitled, or to exercise any rights as a shareholder of PURCHASER Common Stock. Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he or she is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one (1) year from the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to PURCHASER, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to PURCHASER for payment or delivery of such property. In no event will any holder of TARGET Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or PURCHASER.

     SECTION 3.3   Anti-Dilution Provisions. In the event PURCHASER changes the
                   ------------------------
number of shares of PURCHASER Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the aggregate number of shares of PURCHASER Common Stock that constitutes the Stock Consideration shall be proportionately adjusted.

     SECTION 3.4   Shares Held by TARGET or PURCHASER. Each of the shares of
                   ----------------------------------
TARGET Common Stock held by any TARGET Company or by any PURCHASER Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     SECTION 3.5   TARGET Bank. After consummation of the Merger, TARGET Bank
                   -----------
shall be a separate subsidiary of PURCHASER.

     SECTION 3.6   Rights of Former TARGET Shareholders. At the Effective Time,
                   ------------------------------------
the stock transfer books of TARGET shall be closed as to holders of TARGET Common Stock immediately prior to the Effective Time, and no transfer of TARGET Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2 of this Agreement, each Old Certificate (other than shares to be canceled pursuant to Section 3.1(d) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of TARGET shall be entitled to vote after the Effective Time at any meeting of shareholders of PURCHASER the number of whole shares of PURCHASER Common Stock into which their respective shares of TARGET Common Stock are converted, regardless of whether such holders have exchanged their certificates representing TARGET Common Stock for certificates representing PURCHASER Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by PURCHASER on the PURCHASER Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of PURCHASER Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of TARGET Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 3.2 of this Agreement. However, upon surrender of such TARGET Common Stock certificate, the PURCHASER Common Stock certificate (together with all such undelivered dividends or other distributions without interest), the Cash Consideration (without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

     SECTION 3.7   Options. Each option, if any, to purchase shares of TARGET
                   -------
Common Stock issued by TARGET that is outstanding and unexercised immediately prior to the Effective Time ("TARGET Option") shall be cancelled upon consummation of the Merger, and all rights in respect thereof will cease to exist. As consideration for the cancellation of all of the TARGET Options, as of the Effective Time, each holder of TARGET Options (each, a "Holder") shall be entitled to receive a portion of the Aggregate Merger Consideration (plus cash in lieu of fractional shares pursuant to subparagraph 3.1(c) above, if applicable) equal to the aggregate number of Option Shares to which such Holder is entitled hereunder multiplied by a Pro-Rata Share of the Cash Consideration and the Stock Consideration, respectively. The name of each Holder and the number of TARGET Options owned by such Holder is set forth on Exhibit A hereto.
                                                              ---------

                                  ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF TARGET
                   ----------------------------------------

     TARGET hereby represents and warrants to PURCHASER as follows:

     SECTION 4.1   Organization, Standing and Power. TARGET is a corporation
                   --------------------------------
duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. TARGET has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. TARGET is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     SECTION 4.2   Authority; No Breach.
                   --------------------

     (a) TARGET has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of TARGET, subject to the approval of this Agreement by the holders of the outstanding TARGET Common Stock. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of TARGET, enforceable against TARGET in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by TARGET, nor the consummation by TARGET of the transactions contemplated hereby, nor compliance by TARGET with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of TARGET's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any TARGET Company under, any Contract or Permit of any TARGET Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any TARGET Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by TARGET of the Merger and the other transactions contemplated in this Agreement.

     SECTION 4.3   Capital Stock.
                   -------------

     (a) The authorized capital stock of TARGET consists of 50,000,000 shares of TARGET Common Stock, of which 2,433,800 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of TARGET are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of TARGET has been issued in violation of any preemptive rights of the current or past shareholders of TARGET.

     (b) There are no shares of capital stock or other equity securities of TARGET outstanding and, except as set forth in Exhibit "A" to this Agreement, no
                                               ----------
outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of TARGET or contracts, commitments, understandings or arrangements by which TARGET is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     SECTION 4.4   TARGET Subsidiaries. TARGET has Previously Disclosed all of
                   -------------------
the TARGET Subsidiaries as of the date of this Agreement. TARGET owns all of the issued and outstanding shares of capital stock of each TARGET Subsidiary. No equity securities of any TARGET Subsidiary are or may become required to be issued (other than to a TARGET Company) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any TARGET Subsidiary is bound to issue (other than to a TARGET Company) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any TARGET Company is or may be bound to transfer any shares of the capital stock of any TARGET Subsidiary (other than to a TARGET Company). There are no Contracts relating to the rights of any TARGET Company to vote or to dispose of any shares of the capital stock of any TARGET Subsidiary. All of the shares of capital stock of each TARGET Subsidiary held by a TARGET Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the TARGET Company free and clear of any Lien. Each TARGET Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each TARGET Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET. Each TARGET Subsidiary that is a depository institution is an insured institution as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

     SECTION 4.5   Financial Statements. TARGET has Previously Disclosed, and
                   --------------------
delivered to PURCHASER prior to the execution of this Agreement, copies of all TARGET Financial Statements and will deliver to PURCHASER copies of all financial statements, audited or unaudited, of TARGET prepared subsequent to the date hereof. The TARGET Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the TARGET Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the TARGET Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the TARGET Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

     SECTION 4.6   Absence of Undisclosed Liabilities. Except as Previously
                   ----------------------------------
Disclosed, no TARGET Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, except Liabilities which are accrued or reserved against in the consolidated balance sheets of TARGET as of December 31, 2000 included in the TARGET Financial Statements or reflected in the notes thereto. Except as Previously Disclosed, no TARGET Company has incurred or paid any Liability since December 31, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     SECTION 4.7   Absence of Certain Changes or Events. Since December 31,
                   ------------------------------------
2000, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, and (b) the TARGET Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of TARGET provided in Article 7 of this Agreement.

     SECTION 4.8   Tax Matters.
                   -----------

     (a) All Tax returns required to be filed by or on behalf of any of the TARGET Companies have been duly filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1999, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on TARGET, and all returns filed are complete and accurate to the Knowledge of TARGET. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on TARGET, except as reserved against in the TARGET Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the TARGET Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any TARGET Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     (c) Adequate provision for any Taxes due or to become due for any of the TARGET Companies for the period or periods through and including the date of the respective TARGET Financial Statements has been made and is reflected on such TARGET Financial Statements.

     (d) Deferred Taxes of the TARGET Companies have been provided for in accordance with GAAP.

     (e) Each of the TARGET Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     SECTION 4.9   TARGET Allowance for Possible Loan Losses. The allowance for
                   -----------------------------------------
possible loan or credit losses (the "TARGET Allowance") shown on the consolidated balance sheets of TARGET included in the most recent TARGET Financial Statements dated prior to the date of this Agreement was, and the TARGET Allowance shown on the consolidated balance sheets of TARGET included in the financial statements of TARGET as of dates subsequent to the execution of this Agreement will be, maintained in accordance with, and are in the amounts required by, GAAP and applicable regulatory requirements or guidelines as of the dates thereof, except where the failure of such TARGET Allowance to be so maintained is not reasonably likely to have a Material Adverse Effect on TARGET.

     SECTION 4.10  Assets. Except as Previously Disclosed or as disclosed or
                   ------
reserved against in the TARGET Financial Statements, or where the failure to own good and marketable title is not reasonably likely to have a Material Adverse Effect on TARGET, the TARGET Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the businesses of the TARGET Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with TARGET's past practices. All Assets which are material to TARGET's business on a consolidated basis, held under leases or subleases by any of the TARGET Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the TARGET Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the TARGET Companies is a named insured are reasonably sufficient. The Assets of the TARGET Companies include all assets required to operate the business of the TARGET Companies as presently conducted.

     SECTION 4.11  Environmental Matters.
                   ---------------------

     (a) Each TARGET Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     (b) There is no Litigation pending or, to the Knowledge of TARGET, threatened before any court, governmental agency or authority or other forum in which any TARGET Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any TARGET Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of TARGET, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     (c) There is no Litigation pending or, to the Knowledge of TARGET, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any TARGET Company in respect of such Loan Property) has been or, with respect to threatened litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of TARGET, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     (d) To the Knowledge of TARGET, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     (e) During the period of (i) any TARGET Company's ownership or operation of any of their respective current properties, (ii) any TARGET Company's participation in the management of any Participation Facility, or (iii) any TARGET Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility, or to the Knowledge of TARGET, Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     (f) Prior to the period of (i) any TARGET Company's ownership or operation of any of their respective current properties, (ii) any TARGET Company's participation in the management of any Participation Facility, or (iii) any TARGET Company's holding of a security interest in a Loan Property, to the Knowledge of TARGET, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     SECTION 4.12  Compliance with Laws.
                   --------------------

     (a) TARGET is duly registered as a bank holding company under the BHC Act. Each TARGET Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     (b)  Except as Previously Disclosed, no TARGET Company:

          (i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET; and

          (ii) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (A) asserting that any TARGET Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, or (C) requiring any TARGET Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     SECTION 4.13  Labor Relations. No TARGET Company is the subject of any
                   ---------------
Litigation asserting that it or any other TARGET Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other TARGET Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any TARGET Company, pending or, to its Knowledge, threatened nor, to its Knowledge, is there any activity involving any TARGET Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     SECTION 4.14  Employee Benefit Plans.
                   ----------------------

     (a) TARGET has Previously Disclosed, and delivered or made available to PURCHASER prior to the execution of this Agreement, copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any TARGET Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "TARGET Benefit Plans"). Any of the TARGET Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "TARGET ERISA Plan." Each TARGET ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j)) of the Internal Revenue Code) is referred to herein as a "TARGET Pension Plan." No TARGET Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

     (b) All TARGET Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET. Each TARGET ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and TARGET is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of TARGET, no TARGET Company has engaged in a transaction with respect to any TARGET Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof would subject any TARGET Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     (c) No TARGET ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any TARGET Pension Plan, (ii) no change in the actuarial assumptions with respect to any TARGET Pension Plan, and (iii) no increase in benefits under any TARGET Pension Plan as a result of plan amendments or changes in applicable law, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET or materially adversely affect the funding status of any such plan. Neither any TARGET Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any TARGET Company, or the single-employer plan of any entity which is considered one employer with TARGET under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on TARGET. No TARGET Company has provided, or is required to provide, security to a TARGET Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by any TARGET Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on TARGET. Except as Previously Disclosed, no TARGET Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on TARGET. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any TARGET Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) No TARGET Company has any obligations for retiree health and life benefits under any of the TARGET Benefit Plans, and there are no restrictions on the rights of such TARGET Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on TARGET.

     (f) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any TARGET

Company from any TARGET Company under any TARGET Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any TARGET Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement or employment agreement) of employees and former employees of any TARGET Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the TARGET Financial Statements to the extent required by and in accordance with GAAP.

     SECTION 4.15  Material Contracts. Except as Previously Disclosed or
                   ------------------
otherwise reflected in the TARGET Financial Statements, none of the TARGET Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year, (b) any Contract relating to the borrowing of money by any TARGET Company or the guarantee by any TARGET Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (c) any Contracts between or among TARGET Companies (together with all Contracts referred to in Sections 4.10 and 4.14(a) of this Agreement, the "TARGET Contracts"). None of the TARGET Companies is in Default under any TARGET Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET. All of the indebtedness of any TARGET Company for money borrowed is prepayable at any time by such TARGET Company without penalty or premium.

     SECTION 4.16  Legal Proceedings. Except for the Lawsuit and otherwise as
                   -----------------
Previously Disclosed, there is no Litigation instituted or pending or, to the Knowledge of TARGET, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against any TARGET Company, or against any Asset, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any TARGET Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     SECTION 4.17  Reports. Except as Previously Disclosed, since January 1,
                   -------
1997, each TARGET Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, without limitation, Forms 10-K, Forms 10-Q and proxy statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET). As of their respective dates, each of such reports and documents, including, without limitation, the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, none of such reports or documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.18  Statements True and Correct. No statement, certificate,
                   ---------------------------
instrument or other writing furnished or to be furnished by any TARGET Company or any Affiliate thereof to PURCHASER pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any TARGET Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by PURCHASER with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any TARGET Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the TARGET shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any TARGET Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of TARGET, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any TARGET Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     SECTION 4.19  Accounting, Tax and Regulatory Matters. Except as Previously
                   --------------------------------------
Disclosed, no TARGET Company or any Affiliate thereof has taken any action, or has any Knowledge of any fact or circumstance that is reasonably likely, to (a) prevent the transactions contemplated hereby, including, without limitation, the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of TARGET, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 8.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 8.1(b).

     SECTION 4.20  Charter Provisions. Each TARGET Company has taken all action
                   ------------------
so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any TARGET Company or restrict or impair the ability of PURCHASER to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any TARGET Company that may be acquired or controlled by it.

                                  ARTICLE 5.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

     PURCHASER hereby represents and warrants to TARGET as follows:

     SECTION 5.1  Organization, Standing and Power. PURCHASER is a corporation
                  --------------------------------
duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. PURCHASER has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. PURCHASER is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     SECTION 5.2   Authority; No Breach.
                   --------------------

     (a) PURCHASER has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PURCHASER. This Agreement represents a legal, valid and binding obligation of PURCHASER, enforceable against PURCHASER in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by PURCHASER, nor the consummation by PURCHASER of the transactions contemplated hereby, nor compliance by PURCHASER with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PURCHASER's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PURCHASER Company under, any Contract or Permit of any PURCHASER Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, or, (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any PURCHASER Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by PURCHASER of the Merger and the other transactions contemplated in this Agreement.

     SECTION 5.3   Capital Stock.
                   -------------

     (a) The authorized capital stock of PURCHASER consists of (i) 15,000,000 shares of PURCHASER Common Stock, of which 8,347,008 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of Preferred Stock, none of which are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of PURCHASER Common Stock are, and all of the shares of PURCHASER Common Stock to be issued in exchange for shares of TARGET Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of PURCHASER Common Stock has been, and none of the shares of PURCHASER Common Stock to be issued in exchange for shares of TARGET Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of PURCHASER. PURCHASER has reserved 637,500 shares of PURCHASER Common Stock for issuance under the PURCHASER Stock Plans, pursuant to which options to purchase not more than 270,155 shares of PURCHASER Common Stock are outstanding as of the date of this Agreement.

     (b) Except as set forth in Section 5.3(a) of this Agreement or as Previously Disclosed, and except for the shares of PURCHASER Common Stock to be issued to the shareholders of Tri-County Bank upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger among PURCHASER, Tri-County Bank and Tri-County Merger Sub, Inc. dated as of November 28, 2000, there are no shares of capital stock or other equity securities of PURCHASER outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PURCHASER or contracts, commitments, understandings or arrangements by which PURCHASER is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     SECTION 5.4   PURCHASER Subsidiaries. PURCHASER has Previously Disclosed
                   ----------------------
all of the PURCHASER Subsidiaries as of the date of this Agreement. PURCHASER owns all of the issued and outstanding shares of capital stock of each PURCHASER Subsidiary. No equity securities of any PURCHASER Subsidiary are or may become required to be issued (other than to a PURCHASER Company) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any PURCHASER Subsidiary is bound to issue (other than to a PURCHASER Company) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any PURCHASER Company is or may be bound to transfer any shares of the capital stock of any PURCHASER Subsidiary (other than to a PURCHASER Company). There are no Contracts relating to the rights of any PURCHASER Company to vote or to dispose of any shares of the capital stock of any PURCHASER Subsidiary. All of the shares of capital stock of each PURCHASER Subsidiary held by a PURCHASER Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the PURCHASER Company free and clear of any Lien. Each PURCHASER Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each PURCHASER Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER. Each PURCHASER Subsidiary that is a depository institution is an insured institution as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

     SECTION 5.5   Financial Statements. PURCHASER has Previously Disclosed and
                   --------------------
delivered to TARGET prior to the execution of this Agreement copies of all PURCHASER Financial Statements and will deliver to TARGET copies of all financial statements, audited and unaudited, of PURCHASER prepared subsequent to the date hereof. The PURCHASER Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the PURCHASER Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the PURCHASER Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the PURCHASER Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

     SECTION 5.6   Absence of Undisclosed Liabilities. No PURCHASER Company has
                   ----------------------------------
any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, except Liabilities which are accrued or reserved against in the consolidated balance sheets of PURCHASER as of December 31, 2000 included in the PURCHASER Financial Statements or reflected in the notes thereto. No PURCHASER Company has incurred or paid any Liability since December 31, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     SECTION 5.7   Absence of Certain Changes or Events. Since December 31,
                   ------------------------------------
2000, except as disclosed in SEC Documents filed by PURCHASER prior to the date of this Agreement, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, and (b) the PURCHASER Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PURCHASER provided in Article 7 of this Agreement.

     SECTION 5.8   Tax Matters.
                   -----------

     (a) All Tax returns required to be filed by or on behalf of any of the PURCHASER Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1999, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on PURCHASER, and all returns filed are complete and accurate to the Knowledge of PURCHASER. All Taxes shown on filed returns have been paid.
As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, except as reserved against in the PURCHASER Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the PURCHASER Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any PURCHASER Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     (c) Adequate provision for any Taxes due or to become due for any of the PURCHASER Companies for the period or periods through and including the date of the respective PURCHASER Financial Statements has been made and is reflected on such PURCHASER Financial Statements.

     (d) Deferred Taxes of the PURCHASER Companies have been provided for in accordance with GAAP.

     SECTION 5.9   PURCHASER Allowance for Possible Loan Losses. The allowance
                   --------------------------------------------
for possible loan or credit losses (the "PURCHASER Allowance") shown on the consolidated balance sheets of PURCHASER included in the most recent PURCHASER Financial Statements dated prior to the date of this Agreement was, and the PURCHASER Allowance shown on the consolidated balance sheets of PURCHASER included in the financial statements of PURCHASER as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the PURCHASER Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the PURCHASER Companies as of the dates thereof except where the failure of such PURCHASER Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on PURCHASER.

     SECTION 5.10  Assets. Except as Previously Disclosed or as disclosed or
                   ------
reserved against in the PURCHASER Financial Statements, the PURCHASER Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the businesses of the PURCHASER Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PURCHASER's past practices. All Assets which are material to PURCHASER's business on a consolidated basis, held under leases or subleases by any of the PURCHASER Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the PURCHASER Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the PURCHASER Companies is a named insured are reasonably sufficient. The Assets of the PURCHASER Companies include all assets required to operate the business of the PURCHASER Companies as presently conducted.

     SECTION 5.11  Environmental Matters.
                   ---------------------

     (a) Each PURCHASER Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     (b) There is no Litigation pending or, to the Knowledge of PURCHASER, threatened before any court, governmental agency or authority or other forum in which any PURCHASER Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any PURCHASER Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of Purchaser, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     (c) There is no Litigation pending or, to the Knowledge of Purchaser, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any PURCHASER Company in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of Purchaser, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     (d) To the Knowledge of PURCHASER, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     (e) During the period of (i) any PURCHASER Company's ownership or operation of any of their respective current properties, (ii) any PURCHASER Company's participation in the management of any Participation Facility, or
(iii) any PURCHASER Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     (f) Prior to the period of (i) any PURCHASER Company's ownership or operation of any of their respective current properties, (ii) any PURCHASER Company's participation in the management of any Participation Facility, or
(iii) any PURCHASER Company's holding of a security interest in a Loan Property, to the Knowledge of PURCHASER, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     SECTION 5.12  Compliance with Laws. PURCHASER is duly registered as a bank
                   --------------------
holding company under the BHC Act. Each PURCHASER Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER. No PURCHASER Company: (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER; or (b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any PURCHASER Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, or (iii) requiring any PURCHASER Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     SECTION 5.13  Labor Relations. No PURCHASER Company is the subject of any
                   ---------------
Litigation asserting that it or any other PURCHASER Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other PURCHASER Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any PURCHASER Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any PURCHASER Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     SECTION 5.14  Employee Benefit Plans.
                   ----------------------

     (a) PURCHASER has Previously Disclosed and delivered or made available to TARGET prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any PURCHASER Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "PURCHASER Benefit Plans). Any of the PURCHASER Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "PURCHASER ERISA Plan." Each PURCHASER ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j)) of the Internal Revenue Code) is referred to herein as a "PURCHASER Pension Plan." No PURCHASER Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

     (b) All PURCHASER Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER. Each PURCHASER ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and PURCHASER is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of PURCHASER, no PURCHASER Company has engaged in a transaction with respect to any PURCHASER Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof would subject any PURCHASER Company to a tax or penalty imposed by either
Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     (c) No PURCHASER ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any PURCHASER Pension Plan, (ii) no change in the actuarial assumptions with respect to any PURCHASER Pension Plan, and (iii) no increase in benefits under any PURCHASER Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER or materially adversely affect the funding status of any such plan. Neither any PURCHASER Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any PURCHASER Company, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on PURCHASER. No PURCHASER Company has provided, or is required to provide, security to a PURCHASER Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (d) No Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by any PURCHASER Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on PURCHASER. No PURCHASER Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on PURCHASER. No notice of a "reportable event" within the meaning of Section 4043 of

ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any PURCHASER Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) Except as Previously Disclosed, (i) no PURCHASER Company has any obligations for retiree health and life benefits under any of the PURCHASER Benefit Plans and (ii) there are no restrictions on the rights of such PURCHASER Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on PURCHASER.

     (f) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any PURCHASER Company from any PURCHASER Company under any PURCHASER Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any PURCHASER Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement or employment agreement) of employees and former employees of any PURCHASER Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the PURCHASER Financial Statements to the extent required by and in accordance with GAAP.

     SECTION 5.15  Legal Proceedings. There is no Litigation instituted or
                   -----------------
pending or, to the Knowledge of PURCHASER, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any PURCHASER Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any PURCHASER Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     SECTION 5.16  Reports. Since January 1, 1997, each PURCHASER Company has
                   -------
timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, without limitation, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER). As of their respective dates, each of such reports and documents, including, without limitation, the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, none of such reports and documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     SECTION 5.17  Statements True and Correct.  No statement, certificate,
                   ---------------------------
instrument or other writing furnished or to be furnished by any PURCHASER Company or any Affiliate thereof to TARGET pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PURCHASER Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by PURCHASER with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any PURCHASER Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to TARGET's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any PURCHASER Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of TARGET, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any PURCHASER Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     SECTION 5.18  Accounting, Tax and Regulatory Matters.  No PURCHASER Company
                   --------------------------------------
or any Affiliate thereof has taken any action, or has any Knowledge of any fact or circumstance that is reasonably likely, to (a) prevent the transactions contemplated hereby, including, without limitation, the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of PURCHASER, there exists no fact, circumstance or reason why the requisite Consents referred to in Section 8.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 8.1(b).

     SECTION 5.19  Charter Provisions.  Each PURCHASER Company has taken all
                   ------------------
action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any PURCHASER Company or restrict or impair the ability of any TARGET shareholder to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of PURCHASER Common Stock that may be acquired or controlled by it.

                                  ARTICLE 6.

                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------

     SECTION 6.1   Affirmative Covenants of TARGET.  Unless the prior written
                   -------------------------------
consent of PURCHASER shall have been obtained, and except as otherwise contemplated herein, TARGET shall and shall cause each TARGET Subsidiary to: (a) operate its business in the usual, regular, and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.1(b) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     SECTION 6.2   Negative Covenants of TARGET.  From the date of this
                   ----------------------------
Agreement until the earlier of the Effective Time or the termination of this Agreement, TARGET covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of PURCHASER, which consent shall not be unreasonably withheld or delayed:

     (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any TARGET Company; or

     (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a TARGET Company to another TARGET Company) (for the TARGET Companies on a consolidated basis) except in the ordinary course of the business of TARGET Companies consistent with past practices (which shall include, for TARGET Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, receipt of Federal Home Loan Bank advances, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by any TARGET Company of any Lien or permit any such Lien to exist; or

     (c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any TARGET Company, or declare or pay any dividend or make any other distribution in respect of TARGET's capital stock; provided, however, that
                                                         --------  -------
TARGET may declare and pay a dividend in cash to the TARGET shareholders during the second calendar quarter of 2001 in an amount in the aggregate equal to the lesser of (i) the net income of TARGET for the first calendar quarter of 2001, and (ii) the aggregate dividend paid to the TARGET shareholders during calendar year 2000; or

     (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as Previously Disclosed, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of or otherwise permit to become outstanding, any additional shares of TARGET Common Stock or any other capital stock of any TARGET Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock; or

     (e) adjust, split, combine or reclassify any capital stock of any TARGET Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of TARGET Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any TARGET Subsidiary (unless any such shares of stock are sold or otherwise transferred to another TARGET Company) or (ii) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

     (f) acquire direct or indirect control over any Person, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) foreclosures in the ordinary course of business, or
(iii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

     (g) grant any increase in compensation or benefits to the employees or officers of any TARGET Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except to employees in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any TARGET Company; or pay any bonus to, or grant any increase in fees or other increases in compensation or other benefits to, directors of any TARGET Company; or

     (h) enter into or amend any employment Contract between any TARGET Company and any Person (unless such amendment is required by Law) that the TARGET Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (i) adopt any new employee benefit plan of any TARGET Company or make any material change in or to any existing employee benefit plans of any TARGET Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

     (j) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

     (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any TARGET Company for money damages in excess of $50,000 or which involves material restrictions upon the operations of any TARGET Company; or

     (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

     SECTION 6.3   Cooperation; Steering Committee. Upon the execution and
                   -------------------------------
delivery of this Agreement, PURCHASER and TARGET shall establish a committee (the "Steering Committee") for the purpose of facilitating the full exchange of information concerning the business, operations, capital spending, budgets and financial results of TARGET between such date and the Closing Date and otherwise facilitating the Merger and the combination of the respective businesses of PURCHASER and TARGET as promptly as practicable following the Effective Time. The Steering Committee shall consist of three (3) individuals to be designated by the Chairman of the Board of Directors of PURCHASER (provided, that
                                                        --------
PURCHASER's designated members may be substituted and re-substituted from the time to time) and three (3) individuals to be designated by the Chairman of the Board of Directors of TARGET and shall be chaired by PURCHASER. All material decisions of the Steering Committee, which shall be dissolved as of the Effective Time, shall be approved by PURCHASER and TARGET.

     SECTION 6.4   Covenants of PURCHASER. From the date of this Agreement until
                   ----------------------
the earlier of the Effective Time or the termination of this Agreement, PURCHASER covenants and agrees that it shall continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the PURCHASER Common Stock and the business prospects of the PURCHASER Companies and, to the extent consistent therewith, to use all reasonable efforts to preserve intact the PURCHASER Companies' core businesses and goodwill with their respective employees and the communities they serve.

     SECTION 6.5   Adverse Changes in Condition.  Each Party agrees (a) to give
                   ----------------------------
written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and (b) to use its reasonable efforts to prevent or promptly to remedy the same.

     SECTION 6.6   Reports.  Each Party and its Subsidiaries shall file all
                   -------
reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the

Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                  ARTICLE 7.

                             ADDITIONAL AGREEMENTS
                             ---------------------

     SECTION 7.1   Registration Statement; Proxy Statement; Shareholder
                   ----------------------------------------------------
Approval. As soon as practicable after execution of this Agreement, PURCHASER
--------
shall file the Registration Statement with the SEC, and shall use its best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under applicable Securities Laws in connection with the issuance of the shares of PURCHASER Common Stock upon consummation of the Merger. TARGET shall furnish all information concerning it and the holders of its capital stock as PURCHASER may reasonably request in connection with such action. TARGET shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of the Merger and this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (a) PURCHASER shall prepare and file on TARGET's behalf a Proxy Statement (which shall be included in the Registration Statement and which shall include an explanation of the restrictions on resale with respect to the shares of PURCHASER Common Stock received by the holders of TARGET Common Stock in the Merger) with the SEC and mail it to its shareholders, (b) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (c) the Board of Directors of TARGET shall recommend to its shareholders that they approve this Agreement, and (d) the Board of Directors and officers of TARGET shall use their reasonable efforts to obtain such shareholders' approval.

     SECTION 7.2   Listing. PURCHASER shall use its best efforts to list, prior
                   -------
to the Effective Time, on the NASDAQ/NMS, the shares of PURCHASER Common Stock to be issued to the holders of TARGET Common Stock pursuant to the Merger.

     SECTION 7.3   Applications.  PURCHASER shall promptly prepare and file, and
                   ------------
TARGET shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this

Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     SECTION 7.4   Filings with State Offices.  Upon the terms and subject to
                   --------------------------
the conditions of this Agreement, PURCHASER shall execute and file the Georgia Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

     SECTION 7.5   Agreement as to Efforts to Consummate.  Subject to the terms
                   -------------------------------------
and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by PURCHASER in connection with the PURCHASER Common Stock to be issued in the Merger or a resolicitation of proxies as a consequence of an acquisition agreement by PURCHASER or any of its Subsidiaries shall not violate this covenant), including, without limitation, using its efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     SECTION 7.6   Investigation and Confidentiality.
                   ---------------------------------

     (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

     (b) Except as may be required by applicable Law or legal process, and except for such disclosure to those of its directors, officers, employees and representatives as may be appropriate or required in connection with the transactions contemplated hereby, each Party shall hold in confidence all nonpublic information obtained from the other Party (including work papers and other material derived therefrom) as a result of this Agreement or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof) until such time as the Party providing such information consents to its disclosure or such information becomes otherwise publicly available. Promptly following any termination of this Agreement, each of the Parties agrees to use its best efforts to cause its respective directors, officers, employees and representatives to destroy or return to the providing party all such nonpublic information (including work papers and other material retrieved therefrom), including all copies thereof. Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations and financial position and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     SECTION 7.7   Press Releases. Prior to the Effective Time, TARGET and
                   --------------
PURCHASER shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     SECTION 7.8   No Solicitation.  (a) TARGET shall not, nor shall it permit
                   ---------------
any of its Subsidiaries to, nor shall it authorize or permit any officer, director of employee of, or any investment banker, attorney or other advisor or representative of, TARGET or any of its Subsidiaries to, (i) solicit or initiate, or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that, subject to compliance with subsection (c) below and after receiving the written opinion of independent outside legal counsel to the effect that the failure to do so would constitute a breach by the TARGET Board of Directors of its fiduciary duties to TARGET shareholders under applicable law, TARGET may, in response to an unsolicited Takeover Proposal that (i) was not received in violation of this
Section 7.8, (ii) is not subject to financing and (iii) the TARGET Board of Directors determines in good faith, after receipt of a written opinion of a financial advisor of nationally recognized reputation to such effect, would result in a transaction more favorable to TARGET shareholders than the Merger,
(A) furnish information with respect to TARGET to any Person pursuant to a confidentiality agreement and (B) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any executive officer of TARGET or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of TARGET or any of its Subsidiaries, whether or not such person is purporting to act on behalf of TARGET or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 7.8 by TARGET. For purposes of this Agreement, "Takeover Proposal" means an inquiry, proposal or acquisition or purchase of a substantial amount of assets of TARGET or any of its Subsidiaries (other than investors in the ordinary course of business) or of over 15% of any class of equity securities of TARGET or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of TARGET or any of its Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving TARGET or any of its Subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to PURCHASER of the transactions contemplated hereby.

     (b) Except as set forth herein, neither the Board of Directors of TARGET nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to PURCHASER, the approval or recommendation of such Board of Directors or any such committee of this Agreement or the Merger,
(ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, upon receipt of the written opinion of independent outside legal counsel to the effect that failure to do so would constitute a breach of its fiduciary duties to TARGET shareholders under applicable law, then, prior to the Shareholders' Meeting, the TARGET Board of Directors may (subject to the terms of this and the following sentences) approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the second Business Day following PURCHASER's receipt of written notice (a "Notice of Superior Proposal") advising PURCHASER that the TARGET Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided that TARGET shall not enter into an agreement with respect to a Superior Proposal unless TARGET shall have furnished PURCHASER with written notice no later than 12:00 noon one (1) day in advance of any date that it intends to enter into such agreement. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal (not subject to financing) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of TARGET Common Stock or TARGET Bank then outstanding or all or substantially all of the assets of TARGET or TARGET Bank and otherwise on terms that the TARGET Board of Directors determines in its good faith judgment (after receipt of a written opinion of a financial advisor of nationally recognized reputation to such effect) to be more favorable to TARGET shareholders than the Merger.

     (c) In addition to the obligations of TARGET set forth in subsection (b) above, TARGET shall immediately advise PURCHASER orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any Takeover Proposal or inquiry. TARGET shall keep PURCHASER fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

     (d) Nothing contained in this Section 7.8 shall prohibit TARGET from making any disclosure to TARGET's shareholders if the TARGET Board of Directors determines in good faith, after receipt of the written advice of outside counsel to such effect, that it is required to do so in order to discharge properly its fiduciary duties to shareholders under applicable law; provided that TARGET does not, except as permitted by subsection (b) above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

     SECTION 7.9   Tax Treatment. Each of the Parties undertakes and agrees to
                   -------------
use its reasonable efforts to cause the Merger to, and to take no action which would cause the Merger not to, qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     SECTION 7.10  Agreement of Affiliates. TARGET has Previously Disclosed all
                   -----------------------
Persons whom it reasonably believes are "affiliates" of TARGET for purposes of Rule 145 under the 1933 Act. TARGET shall use its best efforts to cause each such Person to deliver to PURCHASER not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit B hereto, providing that such Person will not sell, pledge, transfer or
---------
otherwise dispose of the shares of TARGET Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of PURCHASER Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Regardless of whether each such affiliate has provided the written agreement referred to in this Section, PURCHASER shall be entitled to place restrictive legends upon certificates for shares of PURCHASER Common Stock issued to affiliates of TARGET pursuant to this Agreement to enforce the provisions of this Section.

     SECTION 7.11  Employee Benefits and Contracts. Following the Effective
                   -------------------------------
Time, PURCHASER shall provide generally to officers and employees of the TARGET Companies employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of PURCHASER Common Stock) on terms and conditions which when taken as a whole are substantially similar to those currently provided by the PURCHASER Companies to their similarly situated officers and employees, provided that for a period of twelve
(12) months after the Effective Time, PURCHASER shall provide generally to officers and employees of TARGET Companies severance benefits in accordance with the policies of either (i) TARGET as Previously Disclosed, or (ii) PURCHASER, whichever of (i) or (ii) will provide the greater benefit to the officer or employee. For purposes of participation and vesting under such employee benefit plans, the service of the employees of the TARGET Companies prior to the Effective Time shall be treated as service with a PURCHASER Company participating in such employee benefit plans. PURCHASER also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts Previously Disclosed to PURCHASER between any TARGET Company and any current or former director, officer or employee thereof and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the TARGET Benefit Plans.

     SECTION 7.12  Large Deposits.  Prior to the Closing, TARGET will provide
                   --------------
PURCHASER with a list of all certificates of deposit or checking, savings or other deposits owned by persons who, to the Knowledge of TARGET, had deposits aggregating more than $100,000 and a list of all certificates of deposit or checking, savings or other deposits owned by directors and officers of TARGET and the TARGET Bank and their Affiliates in an amount aggregating more than $100,000 as of the last day of the calendar month immediately prior to the Closing.

     SECTION 7.13  Indemnification.  PURCHASER agrees that all rights to
                   ---------------
indemnification and all limitations of liability existing in favor of the officers and directors of TARGET and TARGET Bank ("Indemnified Parties") as provided in their respective articles of incorporation and bylaws as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to any indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

     SECTION 7.14  Irrevocable Proxies. Concurrent with the execution hereof,
                   -------------------
TARGET shall obtain and deliver to PURCHASER irrevocable proxies in substantially the form of Exhibit C hereto from each member of TARGET's Board of
                          ---------
Directors and from certain other affiliates of TARGET, which proxies shall represent not less than 25% of the outstanding shares of TARGET Common Stock.

     SECTION 7.15  TARGET Options. No later than five (5) calendar days after
                   --------------
the date of this Agreement, TARGET shall obtain from each Holder of TARGET Options listed on Exhibit A hereto a fully executed letter in the form of
                  ---------
Exhibit D-1 hereto or Exhibit D-2 hereto, as the context requires, signed by
-----------           -----------
such Holder and shall deliver such executed letters to PURCHASER.

     SECTION 7.16  Adjustment to the TARGET Allowance. Immediately prior to the
                   ----------------------------------
Effective Time, TARGET shall adjust the TARGET Allowance in accordance with PURCHASER's instructions if PURCHASER, in its sole discretion, determines that the TARGET Allowance has not been calculated in accordance with PURCHASER's policies, procedures and guidelines with respect to the calculation of the allowance for possible loan and credit losses for its Subsidiaries.

                                  ARTICLE 8.

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

     SECTION 8.1   Conditions to Obligations of Each Party.  The respective
                   ---------------------------------------
obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6 of this Agreement:

     (a)  Shareholder Approval.  The shareholders of TARGET shall have approved
          --------------------
this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

     (b)  Regulatory Approvals.  All Consents of, filings and registrations
          --------------------
with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect, and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which, in the reasonable judgment of the Board of Directors of either Party, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger; provided, however, that no such condition or restriction shall be deemed to be Materially adverse unless it Materially differs from terms and conditions customarily imposed by any Regulatory Authority in connection with similar transactions.

     (c)  Consents and Approvals.  Each Party shall have obtained any and all
          ----------------------
Consents required for consummation of the Merger (other than those referred to in Section 8.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

     (d)  Legal Proceedings.  No court or governmental or Regulatory Authority
          -----------------
of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, Materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.

     (e)  Registration Statement.  The Registration Statement shall be effective
          ----------------------
under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under all Securities Laws relating to the issuance or trading of the shares of PURCHASER Common Stock issuable pursuant to the Merger shall have been received.

     (f)  NASD Listing.  The shares of PURCHASER Common Stock issuable pursuant
          ------------
to the Merger shall have been approved for listing (subject to issuance) on the NASDAQ/NMS.

     (g)  Tax Matters.  TARGET shall have received a written opinion of counsel
          -----------
from Rogers & Hardin LLP, in form reasonably satisfactory to it, substantially to the effect that for federal income tax purposes (a) the Merger will constitute a reorganization within the meaning of

Section 368(a) of the Internal Revenue Code, and (b) the exchange in the Merger of TARGET Common Stock for PURCHASER Common Stock will not give rise to gain or loss to the shareholders of TARGET with respect to such exchange (except to the extent of any cash received).

     SECTION 8.2   Conditions to Obligations of PURCHASER. The obligations of
                   --------------------------------------
PURCHASER to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PURCHASER pursuant to Section 10.6(a) of this Agreement:

     (a)  Representations and Warranties.  The representations and warranties of
          ------------------------------
TARGET set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except
(i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section
4.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     (b)  Performance of Agreements and Covenants.  Each and all of the
          ---------------------------------------
agreements and covenants of TARGET to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c)  Certificates.  TARGET shall have delivered to PURCHASER (i) a
          ------------
certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions of its obligations set forth in Sections 8.2(a) and 8.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by TARGET's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PURCHASER and its counsel shall reasonably request.

     (d)  Executive Employment Agreement.  Michael D. Hodges shall have executed
          ------------------------------
and delivered an Executive Employment Agreement substantially in the form of the agreement attached hereto as Exhibit E.
                             ---------

     (e)  Opinion of Counsel.  TARGET shall have delivered to PURCHASER an
          ------------------
opinion of Martin, Snow, Grant & Napier, LLP, counsel to TARGET, dated as of the Closing Date, covering those matters set forth in Exhibit F hereto, which
                                                  ---------
opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) (the "Interpretive Standards").

     (f)  Accountant's Letters.  PURCHASER shall have received from Mauldin &
          --------------------
Jenkins, Certified Public Accountants and Consultants, LLC, letters dated not more than five (5) days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding TARGET, in form and substance reasonably satisfactory to PURCHASER, which letters shall be based upon customary specified procedures undertaken by such firm.

     (g)  Dissenting Shareholders.  Holders of not more than 5% of the issued
          -----------------------
and outstanding shares of TARGET Common Stock shall have perfected their rights as dissenting shareholders pursuant to Article 13 of the GBCC.

     SECTION 8.3   Conditions to Obligations of TARGET. The obligations of
                   -----------------------------------
TARGET to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by TARGET pursuant to Section 10.6(b) of this Agreement:

     (a)  Representations and Warranties.  The representations and warranties of
          ------------------------------
PURCHASER set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     (b)  Performance of Agreements and Covenants.  Each and all of the
          ---------------------------------------
agreements and covenants of PURCHASER to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c)  Certificates.  PURCHASER shall have delivered to TARGET (i) a
          ------------
certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 8.3(a) and 8.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by PURCHASER's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as TARGET and its counsel shall reasonably request.

     (d)  Opinion of Counsel.  PURCHASER shall have delivered to TARGET an
          ------------------
opinion of Rogers & Hardin LLP, counsel to PURCHASER, dated as of the Closing Date, covering those matters set forth in Exhibit G hereto, which opinion may be
                                    ---------
rendered in accordance with the Interpretive Standards.

     (e)  Delivery of Cash Consideration.  PURCHASER shall have delivered the
          ------------------------------
Cash Consideration to the Exchange Agent.

                                  ARTICLE 9.

                                  TERMINATION
                                  -----------

     SECTION 9.1   Termination.  Notwithstanding any other provision of this
                   -----------
Agreement, and notwithstanding the approval of this Agreement by the shareholders of TARGET, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) By mutual consent of the Board of Directors of PURCHASER and the Board of Directors of TARGET; or

     (b) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 8.2(a) of this Agreement in the case of PURCHASER and Section 8.3(a) of this Agreement in the case of TARGET; or

     (c) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within (30) days after the giving of written notice to the breaching Party of such breach; or

     (d) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby has been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of TARGET fail to approve this Agreement and the transactions contemplated hereby as required by the GBCC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon (assuming, for this purpose, that PURCHASER votes the proxies granted to it pursuant to Section 7.14 hereof in favor thereof); or

     (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 1, 2001, provided the failure to consummate the Merger on or before such date was not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or

     (f) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 9.1(e) of this Agreement; or

     (g) By the Board of Directors of TARGET in connection with entering into a definitive agreement in accordance with Section 7.8(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee; or

     (h) By the Board of Directors of TARGET if the Average Stock Price on the Closing Date is (x) less than $8.00, or (y) greater than $14.00.

     SECTION 9.2   Effect of Termination. In the event of the termination and
                   ---------------------
abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement shall become void and have no effect, except (i) as provided in Sections 10.2 and 10.14, and (ii) a termination pursuant to Section 9.1(b) or
(c) of this Agreement shall entitle the non-breaching Party to the sum of $300,000 to be paid by the breaching Party, as and for liquidated damages, which shall be sole remedy of either Party against the other under this Agreement pursuant to O.C.G.A. (S)13-6-7. The Parties agree that the amount specified as liquidated damages hereunder represents a good faith and reasonable estimate by the Parties of the amount of damages that the non-breaching Party would expect to incur in the event of a default under this Agreement and is not intended as a penalty.

                                  ARTICLE 10.

                                 MISCELLANEOUS
                                 -------------

     SECTION 10.1  Definitions. Except as otherwise provided herein, the
                   -----------
capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

     "Affiliate" of a Person shall mean (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (b) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

     "Agreement" shall mean this Agreement and Plan of Merger and the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "Aggregate Merger Consideration" shall mean the Cash Consideration and the Stock Consideration together.

     "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "Average Stock Price" shall mean the arithmetic average closing price per share of the PURCHASER Common Stock for the thirty (30) highest-volume trading days (as reported on the internet website, http://www.nasdaq.com/) during the
                                           ----------------------
sixty (60) consecutive calendar day period immediately preceding the date that is five (5) calendar days prior to the Closing Date.

     "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "Business Day" shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Georgia generally are authorized or required by law or other government actions to close.

     "Cash Consideration" shall mean TEN MILLION TWO HUNDRED THIRTY-SEVEN THOUSAND NINE HUNDRED SIXTY DOLLARS ($10,237,960.00), subject to adjustment pursuant to Section 10.2 of this Agreement; provided, however, that if the
                                            --------  -------
Average Stock Price is greater than $12.00, then the foregoing amount shall be reduced at the Effective Time by an amount equal to one-half (1/2) of the product obtained by multiplying 1,241,204 by the difference between the Average Stock Price and $12.00.

     "Change of Control" shall mean any of the following events: (a) all or substantially all of PURCHASER's assets are sold as an entirety to any Person or related group of Persons; (b) there shall be consummated any consolidation or merger of PURCHASER (1) in which PURCHASER is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned Subsidiary of PURCHASER in which all PURCHASER Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (2) pursuant to which the PURCHASER Common Stock is converted into cash, securities or other property, in each case other than a consolidation or merger of PURCHASER in which it is contemplated at the time of signing an agreement with respect to such consolidation or merger that (x) the holders of the PURCHASER Common Stock immediately prior to such consolidation or merger have, directly or indirectly, at least a majority of the common shares of the continuing or surviving corporation immediately after such consolidation or merger, or (y) the members of the Board of Directors of PURCHASER immediately prior to such consolidation or merger continue to constitute at least a majority of the Board of Directors of the continuing or surviving corporation immediately after such consolidation or merger; or (c) any Person, or any Persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, together with any Affiliates thereof, shall acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of at least 50% of the total voting power of all classes of capital shares of PURCHASER entitled to vote generally in the election of directors of PURCHASER; provided, however, that a Change in Control shall not be
                        --------  -------
deemed to have occurred under this clause (c) solely by virtue of a recapitalization or a leveraged buyout or similar transaction involving members of the current management of PURCHASER or their Affiliates.

     "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

     "Closing Date" shall have the meaning provided in Section 1.2 of this Agreement.

     "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

     "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

     "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

     "Environmental Laws" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning provided in Section 4.14(c) of this Agreement.

     "ERISA Plan" shall have the meaning provided in Section 4.14 of this Agreement.

     "Exchange Agent" shall have the meaning provided in Section 3.2 of this Agreement.

     "Exhibits" A through G, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "Georgia Articles of Merger" shall mean the Articles of Merger or Certificate of Merger, if applicable, to be executed by PURCHASER and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.3 of this Agreement.

     "GBCC" shall mean the Georgia Business Corporation Code.

     "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601 et seq., or any similar federal, state or local Law.

     "Holder" shall have the meaning provided in Section 3.7 of this Agreement.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Interpretive Standards" shall have the meaning provided in Section 8.2(d) of this Agreement.

     "IRS" shall mean the United States Internal Revenue Service.

     "Knowledge" as used with respect to a Person shall mean the Knowledge after reasonable due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer or any Senior or Executive Vice President of such Person.

     "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

     "Lawsuit" shall mean the action pending in the Court of Common Pleas, Fifth Judicial Circuit, State of South Carolina, County of Richland, styled Fleet
                                                                      -----
Mortgage Corp., Plaintiff, vs. First Bank Mortgage Corporation and Golden Isles
-------------------------------------------------------------------------------
Financial Holdings, Inc., Defendant, Civil Action No.:  00-CP-40-4033.
-----------------------------------

     "Letter of Transmittal" shall have the meaning provided in Section 3.2 of this Agreement.

     "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

     "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "Material" or "Materially" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

     "Merger" shall mean the merger of TARGET with and into PURCHASER referred to in Section 1.1 of this Agreement.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NASDAQ/NMS" shall mean The National Market System of the National Association of Securities Dealers Automated Quotations System.

     "1933 Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "Old Certificates" shall have the meaning provided in Section 3.2 of this Agreement.

     "Option Shares" shall mean, with respect to each Holder, the number of shares of TARGET Common Stock determined by dividing (a) the total number of shares of TARGET Common Stock that such Holder would be entitled to receive upon the exercise of all of such Holder's outstanding TARGET Options (whether or not such options are then exercisable) multiplied by the difference between $10.00 and the Weighted Average Strike Price for such Holder's TARGET Options, by (b) $10.00.

     "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

     "Outstanding TARGET Shares" shall mean all shares of TARGET outstanding immediately prior to the Effective Time, other than shares held in TARGET's treasury which shall be cancelled without consideration at the Effective Time.

     "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, without limitation, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "Party" shall mean either TARGET or PURCHASER, and "Parties" shall mean both TARGET and PURCHASER.

     "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

     "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "Previously Disclosed" shall mean information (a) delivered in writing prior to the date of this Agreement in the manner and to the Party and counsel described in Section 10.8 of this Agreement and describing in reasonable detail the matters contained therein, provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition,
(b) disclosed prior to the date of this Agreement by one Party to the other Party in an SEC Document delivered to such other Party in which the specific information has been identified by the delivering Party, or (c) disclosed in writing during PURCHASER's due diligence investigation pursuant to Sections 7.6(a) by TARGET to PURCHASER in the manner described in Section 10.8 of this Agreement and describing in reasonable detail the matters contained therein.

     "Pro-Rata Share" shall mean the quotient obtained by dividing (a) the number one (1), by (b) the sum of (i) the total number of Outstanding TARGET Shares as of the Effective Time plus (ii) the aggregate number of Option Shares into which all of the TARGET Options outstanding as of the Effective Time could have been converted immediately prior to the Effective Time (whether or not such TARGET Options are then exercisable).

     "Proxy Statement" shall mean the proxy statement used by TARGET to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus of PURCHASER relating to shares of PURCHASER Common Stock to be issued to the shareholders of TARGET.

     "PURCHASER Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

     "PURCHASER Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.

     "PURCHASER Common Stock" shall mean the $1.00 par value common stock of PURCHASER.

     "PURCHASER Companies" shall mean, collectively, PURCHASER and all PURCHASER Subsidiaries.

     "PURCHASER Financial Statements" shall mean (a) the unaudited consolidated statements of condition (including related notes and schedules, if any) of PURCHASER as of December 31, 2000, and as of December 31, 1999 and 1998, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the year ended December 31, 2000, and for each of the three years ended December 31, 1999, 1998 and 1997, as filed by PURCHASER in its SEC Documents and (b) the consolidated statements of condition of PURCHASER (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2000.

     "PURCHASER Stock Plans" shall mean the existing stock option and other stock-based compensation plans.

     "PURCHASER Subsidiaries" shall mean the Subsidiaries of PURCHASER.

     "Record Date" shall have the meaning provided in Section 3.1(e) of this Agreement.

     "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by PURCHASER under the 1933 Act in connection with the transactions contemplated by this Agreement.

     "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state banking and other regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, state blue sky laws, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "Shareholders' Meeting" shall mean the meeting of the shareholders of TARGET to be held pursuant to Section 7.1 of this Agreement, including any adjournment or postponement thereof.

     "Steering Committee" shall have the meaning provided in Section 6.3 of this Agreement.

     "Stock Consideration" shall mean 1,241,204 shares of PURCHASER Common Stock (subject to adjustment pursuant to Sections 3.3 and 10.2 of this Agreement);

provided, however, that (a) if the Average Stock Price is greater than $12.00,
--------  -------
then the foregoing number of shares shall be reduced at the Effective Time by an amount equal to one-half (1/2) of the product obtained by multiplying 1,241,204 times the quotient obtained by dividing (x) the difference between the Average Stock Price and $12.00 by (y) the Average Stock Price; and (b) in the event that PURCHASER executes and delivers a definitive agreement prior to the Effective Time pursuant to which a Change of Control will result upon the consummation of the transactions contemplated by such definitive agreement, then the foregoing number of shares shall be fixed at 1,241,204 without adjustment other than as provided in Section 3.3 hereof.

     "Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "Superior Proposal" shall have the meaning provided in Section 7.8(b) of this Agreement.

     "Surviving Corporation" shall mean PURCHASER as the surviving corporation resulting from the Merger.

     "Takeover Proposal" shall have the meaning provided in Section 7.8(a) of this Agreement.

     "TARGET Allowance" shall have the meaning provided in Section 4.9 of this Agreement.

     "TARGET Bank" shall mean The First Bank of Brunswick, a Georgia state-chartered bank and a TARGET Subsidiary.

     "TARGET Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.

     "TARGET Common Stock" shall mean the no par value Common Stock of TARGET.

     "TARGET Companies" shall mean, collectively, TARGET and all TARGET Subsidiaries.

     "TARGET Financial Statements" shall mean (a) the consolidated statements of condition (including related notes and schedules, if any) of TARGET as of December 31, 2000, and as of December 31, 1999 and 1998, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the year ended December 31, 2000, and for each of the three years ended December 31, 1999, 1998 and 1997, as filed by TARGET in its SEC Documents and (b) the consolidated statements of condition of TARGET (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2000.

     "TARGET Options" shall have the meaning provided in Section 3.7 of this Agreement.

     "TARGET Stock Plans" shall mean the existing stock option and other stock-based compensation plans of TARGET.

     "TARGET Subsidiaries" shall mean the Subsidiaries of TARGET, which shall include the TARGET Subsidiaries described in Section 4.4 of this Agreement and any Person acquired as a Subsidiary of TARGET in the future and owned by TARGET at the Effective Time.

     "Taxes" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

     "Termination Fee" shall have the meaning provided in Section 10.2 of this Agreement.

     "Weighted Average Strike Price" shall mean, with respect to all of the TARGET Options held by any Holder, the number obtained by dividing (a) the total amount that would be received by TARGET upon the exercise of such TARGET Options, by (b) the total number of shares of TARGET Common Stock issuable upon the exercise of such TARGET Options, in each case whether or not such TARGET Options are then exercisable.

     SECTION 10.2   Expenses.
                    --------

     (a) Except as otherwise provided in this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel; provided, however, that (i) the Aggregate Merger Consideration shall be reduced
--------  -------
by an amount equal to (A) all fees paid to J. Thomas Whelchel, Esq.; (B) all of the fees in excess of $40,000.00 and all of the costs and expenses in excess of $2,500.00 of The Carson Medlin Company, TARGET's financial adviser; (C) all of the fees, costs and expenses of Martin, Snow, Grant & Napier, LLP, TARGET's legal counsel, in excess of $30,000.00; and (D) either (x) all payments to Fleet Mortgage Corp. in respect of the Lawsuit and all fees, costs and expenses associated therewith in excess of the total of (1) $25,000.00 and (2) all cash received by TARGET prior to the Effective Time from the sale or collection of that certain Promissory Note dated April 1, 1997, delivered by Eddie Gillon and Muriel Gillon in favor of First Bank Mortgage Corporation in the event that the Lawsuit is dismissed with prejudice or fully and finally discharged by non-appealable judgment prior to the Effective Time, or (y) in the event that the Lawsuit has not been so dismissed or discharged by the Effective Time, $150,000.00; and (ii) each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) TARGET shall pay, or cause to be paid, in same day funds to PURCHASER, cash in the amount of $400,000.00 (the "Termination Fee") upon demand if (A) TARGET terminates this Agreement pursuant to Section 9.1(g), or (B) prior to the termination of this

Agreement (other than by TARGET pursuant to Section 9.1(c)), a Takeover Proposal shall have been made and within one (1) year of such termination, TARGET enters into an agreement with respect to, or approves or recommends or takes any action to facilitate, such Takeover Proposal. If TARGET terminates this Agreement pursuant to Section 9.1(d)(2) under circumstances where clause (B) of the immediately preceding sentence is not applicable, TARGET shall pay, or cause to be paid, in same day funds to PURCHASER, cash in the amount of $100,000.00, but shall not be obligated to pay the Termination Fee.

     SECTION 10.3   Brokers and Finders. Except for The Carson Medlin Company
                    -------------------
and as otherwise Previously Disclosed, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by TARGET or PURCHASER, each of TARGET and PURCHASER, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     SECTION 10.4   Entire Agreement. Except as otherwise expressly provided
                    ----------------
herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in
Section 7.13 of this Agreement.

     SECTION 10.5   Amendments. To the extent permitted by Law, this Agreement
                    ----------
may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of TARGET Common Stock, there shall be made no amendment decreasing the consideration to be received by TARGET shareholders without the further approval of such shareholders.

     SECTION 10.6   Waivers.
                    -------

     (a) Prior to or at the Effective Time, PURCHASER, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by TARGET, to waive or extend the time for the compliance or fulfillment by TARGET of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PURCHASER under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PURCHASER.

     (b) Prior to or at the Effective Time, TARGET, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PURCHASER, to waive or extend the time for the compliance or fulfillment by PURCHASER of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of TARGET under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of TARGET.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     SECTION 10.7 Assignment. Except as expressly contemplated hereby, neither
                  ----------
this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that if
                                                      --------  -------
PURCHASER is acquired before the Closing, this Agreement may be assigned by PURCHASER and assumed by the acquiring Person without TARGET's consent. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     SECTION 10.8 Notices. All notices or other communications which are
                  -------
required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

PURCHASER:        ABC Bancorp
                  24 2/nd/ Avenue, S.E.
                  Moultrie, Georgia  31768
                  Telecopy Number: (912) 890-2235
                  Attention:  President

Copy to (which copy will not constitute notice to PURCHASER):

                    Rogers & Hardin LLP
                    2700 International Tower, Peachtree Center
                    229 Peachtree Street, N.E.
                    Atlanta, Georgia 30303
                    Telecopy Number: (404) 525-2224
                    Attention:  Steven E. Fox, Esq.

TARGET:             Golden Isles Financial Holdings, Inc.
                    3811 Frederica Road
                    St. Simons Island, Georgia  31522
                    Telecopy Number: (912) 638-3395
                    Attention:  President

Copy to (which copy will not constitute notice to TARGET):

                    Martin, Snow, Grant & Napier, LLP
                    240 Third Street
                    P.O. Box 1606
                    Macon, Georgia  31202
                    Telecopy Number: (912) 743-4204
                    Attention:  Edward J. Harrell, Esq.

     SECTION 10.9   Governing Law. This Agreement shall be governed by and
                    -------------
construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

     SECTION 10.10  Counterparts. This Agreement may be executed in one or more
                    ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement may be delivered by the Parties via facsimile transmission.

     SECTION 10.11  Captions. The captions contained in this Agreement are for
                    --------
reference purposes only and are not part of this Agreement.

     SECTION 10.12  Enforcement of Agreement. The Parties hereto agree that
                    ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 10.13  Severability. Any term or provision of this Agreement which
                    ------------
is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 10.14  Survival. The respective representations, warranties,
                    --------
obligations, covenants and agreements of the Parties shall not survive the Effective Time or the termination and abandonment of this Agreement, except that
(i) Articles Two, Three and Ten and Sections 7.6(b), 7.9, 7.11 and 7.13 of this Agreement shall survive the Effective Time; and (ii) Sections 7.6(b), 7.8(b), 9.2, 10.2 and 10.14 shall survive the termination and abandonment of this Agreement.

                             [SIGNATURES NEXT PAGE]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers as of the day and year first above written.

ATTEST:                                 ABC BANCORP


 /s/ Cindi H. Lewis                     By:  /s/ Kenneth J. Hunnicutt
----------------------------------          ------------------------------
Secretary
                                        Its: President and CEO
                                            ------------------------------

     [CORPORATE SEAL]


ATTEST:                                 GOLDEN ISLES
                                             FINANCIAL HOLDINGS, INC.


 /s/ Michael D. Hodges                  By:  /s/ J. Thomas Whelchel
----------------------------------          ----------------------------
President
                                        Its: Chairman
                                             ---------------------------


     [CORPORATE SEAL]

                                                                       EXHIBIT A
                                                                       ---------

                       LIST OF HOLDERS OF TARGET OPTIONS


                              [See attached list.]

                                              Equivalent   Pur Price   Total by
Holder        Granted  Ex Price Total Price  Options @ 10             10 Holder
HODGES         18750          4      75000        11250
                1003        4.6     4613.8       541.62
                1408       6.25       8800          528
                6921        6.5    44986.5      2422.35
                1042          6       6252        416.8
                1000          6       6000          400
                5000        7.6      38000         1200
                3165       9.36    29624.4       202.56
                2203       9.64   21236.92       79.308
                 265        9.4       2491         15.9
                 406       9.23    3747.38       31.262
                 449       8.36    3753.64       73.636
                 548       6.84    3748.32      173.168               17334.604

GOWEN           3750          4      15000         2250
                 751        4.6     3454.6       405.54
                 732       6.25       4575        274.5
                4614        6.5      29991       1614.9
                 167          6       1002         66.8
                1050          6       6300          420
                3000          7      21000          900
                5000       6.84      34200         1580                 7511.74

MORAN           1000       6.25       6250          375
                4614        6.5      29991       1614.9
                 585          6       3510          234
                1000          7       7000          300                  2523.9

HICKEY          2769        6.5    17998.5       969.15
                 415          6       2490          166                 1135.15

POGUE           1000        6.5       6500          350
                 500          6       3000          200                     550

ALDRIDGE        1000          7       7000          300                     300

CABLE           7500       9.53      71475        352.5
                5000       9.11      45550          445
                5000       6.84      34200         1580                  2377.5

HARDEN          1385          6       8310          554
                3966       9.36   37121.76      253.824

                2735       9.64    26365.4        98.46
                 372        9.4     3496.8        22.32
                 406       9.23    3747.38       31.262
                 314       8.36    2625.04       51.496
                 567       6.84    3878.28      179.172                1190.534
JACOBS          1263          6       7578        505.2
                3526       9.36   33003.36      225.664
                2748       9.64   26490.72       98.928
                 319        9.4     2998.6        19.14
                 487       9.23    4495.01       37.499
                 359       8.36    3001.24       58.876
                 567       6.84    3878.28      179.172                1124.479

KEENUM          1045          6       6270          418
                3152       9.36   29502.72      201.728
                2268       9.64   21863.52       81.648
                 265        9.4       2491         15.9
                 460       9.23     4245.8        35.42
                 449       8.36    3753.64       73.636
                 548       6.84    3748.32      173.168                   999.5

VEAL            1958          6      11748        783.2
                4514       9.36   42251.04      288.896
                3176       9.64   30616.64      114.336
                 372        9.4     3496.8        22.32
                 731       9.23    6747.13       56.287
                 853       8.36    7131.08      139.892
                 914       6.84    6251.76      288.824                1693.755

WHELCHEL        1390          6       8340          556
                3836       9.36   35904.96      245.504
                2500       9.54      23850          115
                2500       9.71      24275         72.5
                2500       9.17      22925        207.5
                2670       9.64    25738.8        96.12
                2500       9.49      23725        127.5
                 385        9.4       3619         23.1
                 569       9.23    5251.87       43.813
                3000       9.16      27480          252
                 658       8.36    5500.88      107.912
                 713       6.84    4876.92      225.308
                3000       6.54      19620         1038                3110.257

                 658       8.36    5500.88      107.912
                 713       6.84    4876.92      225.308
                3000       6.54      19620         1038                3110.257

ACOSTA          1536       9.36   14376.96       98.304
                2203       9.64   21236.92       79.308
                 345        9.4       3243         20.7
                 528       9.23    4873.44       40.656
                 643       8.36    5375.48      105.452
                 292       6.84    1997.28       92.272                 436.692

FIVEASH         1710       9.36    16005.6       109.44
                3059       9.64   29488.76      110.124
                 398        9.4     3741.2        23.88
                 555       9.23    5122.65       42.735
                 628       8.36    5250.08      102.992
                 567       6.84    3878.28      179.172                 568.343

WERK             176       9.23    1624.48       13.552
                 613       8.36    5124.68      100.532
                 475       6.84       3249        150.1                 264.184

HUNDLEY         7500       9.16      68700          630
                5000       6.84      34200         1580                    2210

BLALOCK         3000       6.84      20520          948                     948

STRICKLAND      3000       6.84      20520          948                     948

GALLAGHER       3000          6      18000         1200                    1200

THOMAS          5000     6.0625   30312.50      1968.75                 1968.75


GRAND TOTALS  197775   7.553008 1493796.12    48395.388               48395.388

                                                                       EXHIBIT B
                                                                       ---------


                              AFFILIATE AGREEMENT
                              -------------------


ABC Bancorp
24 2/nd/ Avenue, S.E.
Moultrie, Georgia 31768
Attention: President

Ladies and Gentlemen:

     The undersigned is a shareholder of Golden Isles Financial Holdings, Inc. ("Target"), a corporation organized under the laws of the State of Georgia and located on St. Simons Island, Georgia, and will become a shareholder of ABC Bancorp ("Purchaser") pursuant to the transactions described in the Agreement and Plan of Merger, dated as of February 20, 2001 (the "Agreement"), by and between Target and Purchaser. Under the terms of the Agreement, Target will be merged into and with Purchaser (the "Merger"), and the shares of the no par value common stock of Target ("Target Common Stock") will be converted into and exchanged for cash and shares of the $1.00 par value common stock of Purchaser ("Purchaser Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Purchaser regarding certain rights and obligations of the undersigned in connection with the shares of Purchaser Common Stock to be received by the undersigned as a result of the Merger.

     In consideration of the Merger and the mutual covenants contained herein, the undersigned and Purchaser hereby agree as follows:

     1.   Affiliate Status.  The undersigned understands and agrees that as to
          ----------------
Target the undersigned is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

     2.   Covenants and Warranties of Undersigned.  The undersigned represents,
          ---------------------------------------
warrants and agrees that:

          (a) The Purchaser Common Stock received by the undersigned as a result of the Merger will be taken for his or her own account and not for others, directly or indirectly, in whole or in part.

          (b) Purchaser has informed the undersigned that any distribution by the undersigned of Purchaser Common Stock has not been registered under the 1933 Act and that shares of Purchaser Common Stock received pursuant to the Merger can only be sold by the undersigned (i) following registration under the 1933 Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that Purchaser is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of Purchaser Common Stock.

     3.   Restrictions on Transfer.
          ------------------------

          (a) The undersigned understands and agrees that stop transfer instructions with respect to the shares of Purchaser Common Stock received by the undersigned pursuant to the Merger will be given to Purchaser's Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

          "The shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (i) covered by an effective registration statement under the Securities Act of 1933, as amended, (ii) in accordance with (x) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of
                                                        ---
          Purchaser) or (y) Rule 144 (in the case of shares issued to an individual who is an affiliate of Purchaser) of the Rules and Regulations of such Act, or (iii) in accordance with a legal opinion satisfactory to counsel for Purchaser that such sale or transfer is otherwise exempt from the registration requirements of such Act."

          (b) Such legend will also be placed on any certificate representing Purchaser securities issued subsequent to the original issuance of the Purchaser Common Stock pursuant to the Merger as a result of any stock dividend, stock split or other recapitalization as long as the Purchaser Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. In addition, if the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Purchaser Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Purchaser, upon the request of the undersigned, will cause the certificates representing the shares of Purchaser Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Purchaser of an opinion of its counsel to the effect that such legend may be removed.

     4.   Understanding of Restrictions on Dispositions.  The undersigned has
          ---------------------------------------------
carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of Purchaser Common Stock received by the undersigned in connection with the Merger, to the extent he or she believes necessary, with his or her counsel or counsel for Target.

     5.   Filing of Reports by Purchaser.  Purchaser agrees, for a period of
          ------------------------------
three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Purchaser Common Stock issued to the undersigned pursuant to the Merger.

     6.   Transfer Under Rule 145(d).  If the undersigned desires to sell or
          --------------------------
otherwise transfer the shares of Purchaser Common Stock received by him or her in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the Transfer Agent for Purchaser Common Stock, together with such additional information as the Transfer Agent may reasonably request. If Purchaser's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Purchaser shall cause such counsel, at Purchaser's expense, to provide such opinions as may be necessary to Purchaser's Transfer Agent so that the undersigned may complete the proposed sale or transfer.

     7.   Acknowledgments.  The undersigned recognizes and agrees that the
          ---------------
foregoing provisions also apply with respect to Target Common Stock held by, and Purchaser Common Stock issued in connection with the Merger to, (a) the undersigned's spouse, (b) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (c) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor or in any similar capacity, and (d) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or executive officer of Purchaser or becomes a director or executive officer of Purchaser upon consummation of the Merger, among other things, any sale of Purchaser Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the 1934 Act.

     8.   Miscellaneous.  This Affiliate Agreement is the complete agreement
          -------------
between Purchaser and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

     This Affiliate Agreement is executed as of the ____ day of _______________, 2001.

                              Very truly yours,


                              ____________________________
                              Signature


                              ____________________________
                              Print Name


                              ____________________________
                              ____________________________
                              ____________________________
                              ____________________________
                              Address
                              ____________________________
                              Telephone No.


AGREED TO AND ACCEPTED as of
____________________, 2001

ABC BANCORP

By:_________________________
Its:________________________

                                                                       EXHIBIT C
                                                                       ---------

                               IRREVOCABLE PROXY
                               -----------------


     This Irrevocable Proxy is given by the undersigned, ______________________________ ("Shareholder"), in favor of ABC Bancorp, a
Georgia corporation ("ABC"), as of the ____ day of ___________________, 2001.

     WHEREAS, ABC and Golden Isles Financial Holdings, Inc., a Georgia corporation ("Target"), have entered into an Agreement and Plan of Merger dated as of February 20, 2001 (the "Merger Agreement") (capitalized terms used but not defined herein shall have the same meaning assigned to such terms in the Merger Agreement), pursuant to which ABC proposes to acquire the entire equity interest in Target by means of a merger (the "Merger") of Target with and into ABC;

     WHEREAS, Shareholder owns, as of the date hereof, ___________________ shares of Target Common Stock (the "Existing Shares", together with any shares of Target Common Stock acquired after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the "Shares"); and

     WHEREAS, ABC has entered into the Merger Agreement in reliance on Shareholder's agreement to support the Merger, including the granting of Shareholder's Irrevocable Proxy hereunder.

     NOW, THEREFORE, with respect to the Merger Agreement and the transactions contemplated thereby and in accordance with the GBCC, Shareholder hereby irrevocably makes, constitutes and appoints ABC to act as Shareholder's true and lawful proxy and attorney-in-fact in the name and on behalf of Shareholder, solely for the limited purpose set forth herein, with full power to appoint a substitute or substitutes solely for the limited purpose set forth herein. Shareholder further directs ABC, and ABC hereby agrees, to vote all of the Shares which are entitled to vote at any meeting of the shareholders of Target (whether annual or special and whether or not an adjourned meeting), or by written consent in the place and stead of Shareholder, in favor of the Merger and the Merger Agreement. ABC shall have no right to vote the shares with respect to any other matter. By giving this proxy, Shareholder hereby revokes any other proxy granted by Shareholder at any time with respect to the Shares, and no subsequent proxies will be given with respect thereto by Shareholder.
THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE. The proxy granted hereby shall not be terminated by any act of Shareholder or by operation of law, by lack of appropriate power of authority, or by the occurrence of any other event or events and shall be binding upon all beneficiaries, heirs at law, legatees, distributees, successors, assigns and legal representatives of Shareholder. Shareholder agrees to use all good faith efforts to cause any record owner of the Shares of which Shareholder is the beneficial owner to grant to ABC a proxy of the same effect as that contained herein. Shareholder shall perform such further acts and execute such further documents as may be required to vest in ABC the sole power to vote the

Shares during the term of the proxy granted herein. The proxy granted herein shall expire on the earlier of (i) the date on which ABC and Shareholder mutually consent in writing to terminate this Irrevocable Proxy, (ii) the date of the Closing, or (iii) the termination of the Merger Agreement in accordance with the terms thereof. Notwithstanding anything herein to the contrary, the proxy granted hereby and power herein conferred upon ABC (or any substitute or substitutes) may not be exercised prior to the receipt by ABC and Target of the Consents of the Regulatory Authorities (as contemplated by the Merger Agreement).

     IN WITNESS WHEREOF, Shareholder has executed and delivered this Irrevocable Proxy as of the date first set forth above.



                              _______________________________________
                              (Name)


                              _______________________________________
                              Witness



                              _______________________________________
                              (Signature)

                                                                     EXHIBIT D-1
                                                                     -----------

             [LETTERHEAD OF GOLDEN ISLES FINANCIAL HOLDINGS, INC.]

                         _______________________, 2001


______________________
______________________
______________________


     RE:    Options for Shares of Common Stock of
            Golden Isles Financial Holdings, Inc.
            -------------------------------------

Dear ________________:

     As you know, Golden Isles Financial Holdings, Inc. ("Golden Isles") has entered into an Agreement and Plan of Merger dated as of February 20, 2001 (the "Merger Agreement") with ABC Bancorp ("ABC") which provides for the merger of Golden Isles with and into ABC (the "Merger"). In connection with the Merger, shareholders of Golden Isles will receive in exchange for each share of common stock of Golden Isles ("Golden Isles Common Stock") cash and shares of common stock of ABC ("ABC Common Stock"). Pursuant to the terms of a Stock Option Agreement between you and Golden Isles, granted under the Golden Isles Financial Holdings, Inc. 1991 Incentive Stock Option Plan, you have options to purchase _________ shares of Golden Isles Common Stock. This letter will clarify the status of your options in connection with the Merger.

     The option price set forth in your Stock Option Agreement is $________ per share ("Option Price"). If you were to exercise your options prior to the closing date of the Merger, you would receive in exchange for each share of Golden Isles Common Stock your Pro-Rata Share (as defined in the Merger Agreement) of the Cash Consideration and the Stock Consideration (each as defined in the Merger Agreement).

     Paragraph 9(a) of your Stock Option Agreement provides as follows:

     "9. (a) In the event that the shares of stock of the Company, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the corporation or of another kind of shares of stock or other securities of the corporation or of another corporation (whether by reason of the merger, consolidation, recapitalization, reclassification n, split up, combination of shares, or otherwise) or if the number of such shares of stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share of stock of the Company which was theretofore appropriated, or which thereafter may be subject to an option under the plan, the number and kind of shares of stock or other securities into which each outstanding share of the Company shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. Outstanding options shall also be appropriately amended by the Committee, as defined in the Plan, as to price and other terms, as may be necessary to reflect the foregoing events."

     In lieu of giving effect to the provisions of Paragraph 9(a) of your Stock Option Agreement, ABC has agreed that it will pay cash and issue ABC Common Stock to you, plus cash in lieu of fractional shares, pursuant to Section 3.7 of the Merger Agreement, for each share of Golden Isles Common Stock which you have an option to purchase, provided you have not previously exercised your options. The payment of cash and issuance of ABC Common Stock as described herein and in the Merger Agreement will be in lieu of your rights pursuant to Paragraph 9(a) of your Stock Option Agreement and may be taxable to you as ordinary compensation. You may wish to consult with your tax advisor on the tax treatment of this transaction.

     Please acknowledge your agreement with the terms of this letter by signing where indicated below and returning the signed copy to us no later than February 25, 2001. By signing hereunder, you agree not to exercise any of your options prior to the effective date of the Merger and acknowledge that, upon the consummation of the Merger, your options shall be cancelled, and all rights thereunder shall cease to exist.

     If you have any questions, please let me know.

                                      Sincerely,


                                      ______________________________
                                      Michael D. Hodges, President
Acknowledged and agreed to this
____ day of _______________, 2001.



________________________________________
(Signature of Option Holder)

________________________________________
(Print Name of Option Holder)

                                                                     EXHIBIT D-2
                                                                     -----------

             [LETTERHEAD OF GOLDEN ISLES FINANCIAL HOLDINGS, INC.]

                            __________________, 2001

______________________
______________________
______________________

     RE:    Options for Shares of Common Stock of
            Golden Isles Financial Holdings, Inc.
            -------------------------------------

Dear ________________:

     As you know, Golden Isles Financial Holdings, Inc. ("Golden Isles") has entered into an Agreement and Plan of Merger dated as of February 20, 2001 (the "Merger Agreement") with ABC Bancorp ("ABC") which provides for the merger of Golden Isles with and into ABC (the "Merger"). In connection with the Merger, shareholders of Golden Isles will receive in exchange for each share of common stock of Golden Isles ("Golden Isles Common Stock") cash and shares of common stock of ABC ("ABC Common Stock"). Pursuant to the terms of a Stock Option Agreement between you and Golden Isles, granted under Golden Isles' 1995 Stock Option Plan (the "Plan"), you have options to purchase _________ shares of Golden Isles Common Stock. This letter will clarify the status of your options in connection with the Merger.

     The option price set forth in your Stock Option Agreement is $________ per share ("Option Price"). If you were to exercise your options prior to the closing date of the Merger, you would receive in exchange for each share of Golden Isles Common Stock your Pro-Rata Share (as defined in the Merger Agreement) of the Cash Consideration and the Stock Consideration (each as defined in the Merger Agreement).

     Paragraph 1.12 of the Plan, which is incorporated into your Stock Option Agreement, provides as follows:

          "In the event of any merger, consolidation, reorganization, division or other corporate transaction in which the Common Stock is converted into another security or into the right to receive securities or property of the Company or of any other entity (an "Ownership Change"), the Company shall have the right, at its discretion, to provide for the assumption or substitution of comparable stock options in place of the options theretofore granted hereunder. In the event such an Ownership Change takes place and provision is not made for such assumption or substitution, or in the event that the Company sells all or substantially all of its assets, or engages in a liquidation of all or substantially all of its assets (a "Termination Event"), the Committee may, in its discretion, accelerate the exercisability of any one or more options in accordance with Section 1.7. It is the policy of the Company that the decision whether to accelerate the exercisablity of outstanding options take into account such factors as the profitability of the transaction giving rise to the Termination Event to the shareholders of the Company, the likelihood that the business of the Company will substantially continue under the same, different or changed ownership following such transaction, the tenure and performance of individual Participants, the possibility that some or all of the Participants receive or are invited to participate in benefits or benefit plans if they continue as employees of the successor to the Company's business or other consideration in connection with such transaction, and any other factors that may be appropriate within the scope of their business judgment. Whether or not such an acceleration occurs, all outstanding exercisable and non-exercisable options shall be cancelled to the extent they remain unexercised at the time such transaction is consummated. The determination of the Committee in its sole discretion with respect to all such matters shall be final and binding."

     In lieu of giving effect to the provisions of Paragraph 1.12 of the Plan and your Stock Option Agreement, ABC has agreed that it will pay cash and issue ABC Common Stock to you, plus cash in lieu of fractional shares, pursuant to
Section 3.7 of the Merger Agreement, for each share of Golden Isles Common Stock which you have an option to purchase, provided you have not previously exercised your options. The payment of cash and issuance of ABC Common Stock as described herein and in the Merger Agreement will be in lieu of your rights pursuant to Paragraph 1.12 of the Plan and your Stock Option Agreement and may be taxable to you as ordinary compensation. You may wish to consult with your tax advisor on the tax treatment of this transaction.

     Please acknowledge your agreement with the terms of this letter by signing where indicated below and returning the signed copy to us no later than February 25, 2001. By signing hereunder, you agree not to exercise any of your options prior to the effective date of the Merger and acknowledge that, upon the consummation of the Merger, your options shall be cancelled, and all rights thereunder shall cease to exist.

     If you have any questions, please let me know.

                                               Sincerely,


                                               ______________________________
                                               Michael D. Hodges, President
Acknowledged and agreed to this
____ day of _________________, 2001.


________________________________________
(Signature of Option Holder)

________________________________________
(Print Name of Option Holder)

                                                                       EXHIBIT E
                                                                       ---------

                     FORM OF EXECUTIVE EMPLOYMENT AGREEMENT
                     --------------------------------------

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), is entered into as of the ______ day of ______________________, 2001, by and between THE FIRST BANK OF BRUNSWICK, a Georgia state-chartered bank (the "Bank"), and MICHAEL D. HODGES, an individual resident of the State of Georgia ("Executive").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, ABC Bancorp ("ABC") has acquired all of the equity interest of the Bank by means of a merger pursuant to an Agreement and Plan of Merger dated as of February 20, 2001 (the "Merger Agreement");

     WHEREAS, the Bank is now a wholly-owned subsidiary of ABC;

     WHEREAS, Executive is the President and Chief Executive Officer of the Bank and desires to continue his employment with the Bank in such capacity;

     WHEREAS, ABC desires that Executive continue to serve in the capacity of President and Chief Executive Officer of the Bank;

     WHEREAS, the Bank desires to provide fair and reasonable benefits to Executive on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Bank desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that Executive will not compete with the Bank for a reasonable period of time after termination of his employment with the Bank, except as otherwise provided herein; and

     WHEREAS, the Bank and Executive, in conjunction with and pursuant to the terms of the Merger Agreement, desire to set forth in writing the terms and conditions of Executive's continued employment with the Bank;

     NOW, THEREFORE, in consideration of these premises, the mutual covenants and undertakings herein contained, the Bank and Executive, each intending to be legally bound, covenant and agree as follows:

     1.   Employment.  Upon the terms and subject to the conditions set forth in
          ----------
this Agreement, the Bank agrees to continue to employ Executive as its President and Chief Executive Officer, and Executive hereby agrees to continue employment with the Bank in such capacity.

     2.   Position and Duties.  Executive agrees to continue to serve as the
          -------------------
President and

Chief Executive Officer of the Bank and to perform such duties in that office as may reasonably be assigned to him by the Board of Directors of the Bank (the "Bank Board") or by the Chief Executive Officer or the Chief Operating Officer of ABC; provided, however, that such duties shall be performed in or from the
        --------  -------
offices of the Bank currently located at Brunswick, Georgia, and shall be of the same character as those generally associated with the office held by Executive. The Bank shall not, without the written consent of Executive, relocate or transfer Executive to a location other than a location within the boundaries of Glynn County, Georgia. During the term of this Agreement, Executive agrees that he will serve the Bank faithfully and to the best of his ability and that he will devote his full business time, attention and skills to the Bank's business; provided, however, that the foregoing shall not be deemed to restrict Executive
--------  -------
from devoting a reasonable amount of time and attention to the management of his personal affairs and investments, so long as such activities do not interfere with the responsible performance of Executive's duties hereunder. The Bank shall nominate Employee as a director of the Bank during the term hereof consistent with the Bank's Bylaws. In the event of a voluntary termination pursuant to Subsection 8(C) hereof, Executive shall, unless otherwise requested by the Bank, immediately resign as a director of the Bank.

     3.   Term.  The term of this Agreement shall begin on the date hereof (the
          ----
"Effective Date") and, unless otherwise earlier terminated pursuant to Section 8 hereof, shall end on the date which is one (1) year following the Effective Date (hereinafter referred to as the "Initial Term"). The Initial Term shall be extended automatically for an additional one (1) year (each an "Additional Term") on the last day of the Initial Term or each Additional Term hereof unless either party hereto gives written notice to the other party not to so extend within ninety (90) days prior to the expiration of the Initial Term or any subsequent Additional Term, as the case may be, in which case no further extension shall occur and the term of this Agreement shall end one (1) year subsequent to the end of such Initial Term or Additional Term; provided,
                                                               --------
however, that, notwithstanding any notice by the Bank not to extend, the term of
-------
this Agreement shall not expire prior to the expiration of twelve (12) months after the occurrence of a Change of Control (as hereinafter defined). Notwithstanding the foregoing, this Agreement shall automatically terminate (and the Initial Term or any Additional Term shall thereupon end) without notice when Executive attains 65 years of age.

     4.   Compensation.
          ------------

     (A) Executive shall receive an annual salary of One Hundred Thirty Thousand and No/100 Dollars ($130,000.00) ("Base Compensation") payable at regular intervals in accordance with the Bank's normal payroll practices now or hereafter in effect. The Bank may consider and declare from time to time increases in the salary it pays Executive and thereby increase the Base Compensation. Prior to (but not after) a Change of Control, the Bank may also declare decreases in the salary it pays Executive if the operating results of the Bank are significantly less favorable than those for its immediately preceding fiscal year, and the Bank makes similar decreases in the salary it pays to other executive officers of the Bank; provided, however, that the Bank
                                              --------  -------
shall not be permitted to decrease Executive's annual salary below $130,000.00 during the Initial Term hereof. After a Change of Control, the Bank shall consider and declare salary increases based upon the following standards: (i) Inflation; (ii) adjustments to the salaries of other senior management personnel; and (iii) past performance of Executive and the contribution which Executive makes to the business and profits of the Bank. Any and all increases or decreases in Executive's salary pursuant to this Section 4(A) shall cause the level of Base Compensation to be increased or decreased by the amount of each such increase or decrease for purposes of this Agreement. The increased or decreased level of Base Compensation as provided in this Section 4(A) shall become the level of Base Compensation for the remainder of the Initial Term or any Additional Term until there is a further increase or decrease in Base Compensation as provided herein; provided, however, that there
                                                  --------  -------
shall be no decrease in Executive's annual salary below $130,000.00 during the Initial Term.

     (B) In addition to his Base Compensation, Executive shall be awarded, (i) on a pro-rata basis for Executive's employment during calendar years 2001 and 2002 if this Agreement is terminated at the end of the Initial Term pursuant to
Section 3 hereof, or (ii) on a pro-rata basis for Executive's employment during calendar year 2001 and for each calendar year thereafter during the Initial Term and any Additional Term hereunder if the Initial Term (and any Additional Term) is extended as provided in Section 3 hereof, as the case may be, an annual bonus (an "Annual Bonus") either pursuant to a bonus or incentive plan of the Bank or otherwise on terms no less favorable than those awarded to other executive officers of the Bank.

     5.   Other Benefits.  So long as Executive is employed by the Bank pursuant
          --------------
to this Agreement, he shall be included as a participant in all present and future employee benefit, retirement and compensation plans of ABC generally available to employees of its banking subsidiaries, consistent with his Base Compensation and his position as President and Chief Executive Officer of the Bank, including, without limitation, ABC's Money Purchase Pension Plan and ABC's 401(k) Profit Sharing Plan, and Executive and his dependents shall be included in ABC's hospitalization, major medical, disability and group life insurance plans. Each of the above benefits shall continue in effect on terms no less favorable than those for other executive officers of ABC's banking subsidiaries in effect as of the date hereof (as permitted by law) during the Initial Term or any Additional Term hereof (i) unless prior to a Change of Control, the operating results of the Bank are significantly less favorable than those for its immediately preceding fiscal year, or (ii) unless (either before or after a Change of Control) (a) changes in the accounting or tax treatment of such plans would materially adversely affect the Bank's operating results or financial condition, and (b) the Board of Directors of ABC (the "ABC Board") concludes that modifications to such plans need to be made to avoid such adverse effects.

     6.   Expenses.  So long as Executive is employed by the Bank pursuant to
          --------
this Agreement, Executive shall receive reimbursement from the Bank for all reasonable business expenses incurred in the course of his employment by the Bank, upon proper submission to the Bank of written vouchers and statements for reimbursement. In addition, the Bank shall provide to Executive an automobile during the Initial Term and any Additional Term hereof and shall reimburse Executive for all expenses incurred in connection with the operation of such automobile. The Bank shall also use its best efforts to provide to Executive a country club membership for business and personal use and shall pay for all initiation fees and monthly dues related thereto; provided, however, that, if
                                                  --------  -------
such membership is not already owned by Executive as of the date hereof, then such membership shall be and remain the sole property of the Bank.

     7.   Vacation.  Executive shall be entitled to three (3) weeks paid
          --------
vacation during the Initial Term and during each Additional Term, if any, thereafter, provided that the foregoing vacation shall be adjusted from time to
            --------
time so that Executive receives paid vacation comparable to that given to the other Presidents of ABC's bank subsidiaries.

     8.   Termination.  Subject to the respective continuing obligations of the
          -----------
parties, including, but not limited to, those set forth in Subsections 10(A), 10(B), 10(C) and 10(D) hereof, Executive's employment by the Bank hereunder may be terminated prior to the expiration of the Initial Term or any Additional Term hereof as follows:

     (A) The Bank, by action of the Bank Board and upon written notice to Executive, may terminate Executive's employment with the Bank immediately for cause. For purposes of this Subsection 8(A), "cause" for termination of Executive's employment shall exist (i) if Executive is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony, (ii) if, in the determination of the Bank Board, Executive has engaged in gross or willful misconduct materially damaging to the business of the Bank (it being understood, however, that neither conduct pursuant to Executive's exercise of his good faith business judgment nor unintentional physical damage to any property of the Bank by Executive shall be a ground for such a determination by the Bank Board), or (iii) if Executive has failed, without reasonable cause, to follow written instructions of the Bank Board consistent with Executive's position as President and Chief Executive Officer of the Bank and, after written notice from the Bank of such failure, Executive at any time thereafter again so fails.

     (B) Executive, by written notice to the Bank, may terminate his employment with the Bank immediately for good reason. For purposes of this Subsection 8(B), "good reason" shall mean a good faith determination by Executive, in Executive's sole and absolute judgment, that any one or more of the following events has occurred, without Executive's express written consent, after a Change of Control:

               (i) a change in Executive's reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of the Executive from, or any failure to re-elect the Executive to, any of Executive's positions that Executive held immediately prior to the Change of Control, which has the effect of diminishing Executive's responsibility or authority;

               (ii) a reduction by the Bank in Executive's Base Compensation as in effect immediately prior to the Change of Control or as the same may be increased from time to time or a change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement under which Executive is covered immediately prior to the Change of Control which adversely affects Executive;

               (iii) the Bank requires Executive to be based anywhere other than a job location within the boundaries of Glynn County, Georgia, at the time of the Change of Control;

               (iv) without replacement by a plan providing benefits to Executive equal to or greater than those discontinued, the failure by the Bank to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident disability, or any other employee benefit plan, program or arrangement in which Executive is participating at the time of the Change of Control, or the taking of any action by the Bank that would adversely affect Executive's participation or materially reduce Executive's benefits under any of such plans;

               (v) the taking of any action by the Bank that would materially adversely affect the physical conditions existing at the time of the Change of Control in or under which Executive performs his employment duties, provided that the Bank may take action with respect to such conditions after a Change of Control so long as such conditions are at least commensurate with the conditions in or under which an officer of Executive's status would customarily perform his employment duties; or

               (vi) a material change in the fundamental business philosophy, direction and precepts of the Bank and its subsidiaries, considered as a whole, as the same existed prior to the Change of Control.

     Any event described in this Subsection 8(B)(i) through (vi) which occurs prior to a Change of Control but which Executive reasonably demonstrates (x) was at the request of a third party who has indicated an intention, or taken steps reasonably calculated, to effect a Change of Control or (y) otherwise arose in connection with, or in anticipation of, a Change of Control which actually occurs, shall constitute good reason for purposes hereof, notwithstanding that it occurred prior to a Change of Control.

     (C) Executive, upon thirty (30) days written notice to the Bank, may terminate his employment with the Bank without good reason.

     (D) Executive's employment with the Bank shall terminate in the event of Executive's death or disability. For purposes of this Agreement, "disability" shall be defined as Executive's inability by reason of illness or other physical or mental incapacity to perform the duties required by his employment for any consecutive one hundred eighty (180) day period.

     (E) A "Change of Control" shall mean any of the following events:

               (i) the merger or consolidation of ABC with, or the sale of all or substantially all of the assets of ABC to, any person or entity or group of associated persons or entities;

               (ii) the direct or indirect beneficial ownership, in the aggregate, of securities of ABC representing twenty-five percent (25%) or more of the total combined voting power of ABC's then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert, not affiliated (within the meaning of the

Securities Act of 1933, as amended) with ABC as of the date hereof; provided,
                                                                    --------
however, that the ABC Board may, at any time and in its sole discretion,
-------
increase the ownership percentage threshold of this item (ii) to an amount not exceeding forty percent (40%);

               (iii) the shareholders of ABC approve any plan or proposal for the liquidation or dissolution of ABC; or

               (iv) a change in the composition of the ABC Board at any time during any consecutive twelve (12) month period such that the "Continuity Directors" cease for any reason to constitute at least a seventy percent (70%) majority of the ABC Board. For purposes of this Agreement, "Continuity Directors" means those members of the ABC Board who either:

               a. were directors at the beginning of such consecutive twenty-four (24) month period; or

               b. were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the ABC Board.

     9.   Compensation Upon Termination.  In the event of the termination of
          -----------------------------
Executive's employment with the Bank pursuant to Section 8 hereof, compensation shall continue to be paid by the Bank to Executive as follows:

     (A) In the event of a termination pursuant to Subsection 8(A) or Subsection 8(C) hereof, compensation provided for herein (including Base Compensation and any Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement and compensation plans and other perquisites as provided in Section 5 hereof, through and including the Date of Termination (as hereinafter defined) specified in the Notice of Termination (as hereinafter defined). Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans through such date shall be paid when due under such plans.

     (B) In the event of a termination pursuant to Subsection 8(B) hereof, compensation provided for herein (including Base Compensation and any Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement and compensation plans and other perquisites as provided in Section 5 hereof, through the Date of Termination specified in the Notice of Termination, and any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans through such date shall be paid when due under those plans. In addition, if the event of termination pursuant to Subsection 8(B) occurs within twelve
(12) months after the date of a Change of Control, then (a) Executive shall be entitled to continue to receive from the Bank for three (3) additional 12-month periods his Base Compensation at the rates in effect at the time of termination plus an Annual Bonus in an amount equal to at least forty percent (40%) of such Base Compensation as of the date of the event of termination, payable in accordance with the Bank's standard payment practices then existing; (b) for three (3) additional 12-month periods, ABC shall maintain in full force and effect for the continued benefit of Executive each employee welfare benefit plan (as such term is defined in the Employment Retirement Income Security Act of 1974, as amended) in which Executive was entitled to participate immediately prior to the date of his termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer of Executive, provided that if the terms of any such employee welfare benefit plan or applicable laws do not permit continued participation by Executive, the Bank will arrange to provide to Executive a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage; (c) ABC shall also contribute the maximum contributions allowable under ABC's Money Purchase Pension Plan and ABC's 401(k) Profit Sharing Plan, or any successor plans thereto, for the benefit of Executive; and (d) Executive shall also be entitled to receive payment from the Bank for reasonable relocation expenses if Executive relocates within five hundred (500) miles of St. Simons Island, Georgia if such relocation occurs within one hundred eighty (180) days after the Date of Termination specified in the Notice of Termination.

     (C) In the event of a termination pursuant to Subsection 8(D) hereof, compensation provided for herein (including Base Compensation and any Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement and compensation plans and other perquisites as provided in Section 5 hereof, (i) in the event of Executive's death, through the date of death, or (ii) in the event of Executive's disability, through the Date of Termination specified in the Notice of Termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans through such date shall be paid when due under those plans.

     (D) The Bank will permit Executive or his personal representative(s) or heirs, during a period of ninety (90) days following the Date of Termination (as set forth in the Notice of Termination) of Executive's employment by the Bank for the reasons set forth in Subsection 8(B) hereof, to purchase all of the stock of ABC that would be issuable under the outstanding stock options, if any, previously granted by ABC to Executive under any ABC stock option plan then in effect, whether or not such options are then exercisable, at a cash purchase price equal to the purchase price as set forth in such outstanding stock options.

     10.  Restrictive Covenants.
          ---------------------

          (A) Executive acknowledges that (i) the Bank has separately bargained and paid additional consideration for the restrictive covenants set forth herein; and (ii) the Bank will provide certain benefits to Executive hereunder in reliance upon such covenants in view of the unique and essential nature of the services Executive will perform on behalf of the Bank and the irreparable injury that would befall the Bank should Executive breach such covenants.

          (B) Executive further acknowledges that his services are of a special, unique and extraordinary character and that his position with the Bank will place him in a position of confidence and trust with employees of the Bank and its subsidiaries and affiliates and with the Bank's other constituencies and will allow him access to confidential information concerning the Bank and its subsidiaries and affiliates.

          (C) Executive further acknowledges that the type and periods of restrictions imposed by the covenants in this Section 10 are fair and reasonable and that such restrictions will not prevent Executive from earning a livelihood.

          (D) Having acknowledged the foregoing, Executive covenants and agrees with the Bank as follows:

               (i) While Executive is employed by the Bank and for a period of two (2) years after termination of such employment for reasons other than those set forth in Subsection 8(B) of this Agreement, Executive shall not divulge or furnish any trade secrets (as defined in (S)10-1-761 of the Official Code of Georgia Annotated) of the Bank or any confidential information acquired by him while employed by the Bank concerning the policies, plans, procedures or customers of the Bank to any person, firm or corporation, other than the Bank or upon its written request, or use any such trade secret or confidential information (which shall at all times remain the property of the Bank) directly or indirectly for Executive's own benefit or for the benefit of any person, firm or corporation other than the Bank.

               (ii) For a period of two (2) years after termination of Executive's employment pursuant to Subsections 8(A) or 8(C) of this Agreement, Executive shall not directly or indirectly provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of the Bank or any of its subsidiaries at the time of such provision of services or solicitation which Executive served either alone or with others while employed by the Bank in any city, town, borough, township, village or other place in which Executive performed services for the Bank while employed by it, or assist any actual or potential competitor of the Bank or any of its subsidiaries to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place.

               (iii) While Executive is employed by the Bank and for a period of two (2) years after termination of Executive's employment pursuant to Subsections 8(A) or 8(C) of this Agreement, Executive shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of the Bank as conducted during Executive's employment by the Bank within a radius of fifty (50) miles of the Bank's main office.

               (iv) If Executive's employment by the Bank is terminated for any reason other than those set forth in Subsection 8(B) of this Agreement, and Executive subsequently (1) provides banking or bank-related services to, or solicits the banking or bank-related business of, any customer of the Bank or any of its subsidiaries at the time of such provision of services or solicitation which Executive served either alone or with others while employed by the Bank in any city, town, borough, township, village or other place in which Executive performed services for the Bank while employed by it, or assists any actual or potential competitor of the Bank or any of its subsidiaries to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place, or (2) engages, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, with any banking or bank-related business or venture which competes with the business of the Bank as conducted during Executive's employment by the Bank within a radius of fifty
(50) miles of the Bank's main office, then the Bank may immediately terminate and shall not be required to continue on behalf of the Employee or his dependents and beneficiaries any compensation provided for herein (including Base Compensation and any Annual Bonus) and any employee benefit, retirement and compensation plans and other prerequisites provided in Section 5 hereof (other than those benefits that the Bank may be required to maintain for Executive under applicable federal or state law).

          (v) If Executive's employment by the Bank is terminated for any of the reasons set forth in Subsection 8(B) of this Agreement, Executive may thereafter (1) provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of the Bank or any of its subsidiaries at the time of such provision of services or solicitation which Executive served either alone or with others while employed by the Bank in any location within a radius of fifty (50) miles of the Bank's main office, or assist any actual or potential competitor of the Bank or any of its subsidiaries to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place, or (2) engage, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, with any banking or bank-related business or venture which competes with the business of the Bank as conducted during Executive's employment by the Bank within a radius of fifty
(50) miles of the Bank's main office; provided, however, that, if Executive
                                      --------  -------
engages in any such activities after a termination under Subsection 8(B) hereof, then the Bank may immediately terminate and shall not be required to continue on behalf of the Employee or his dependents and beneficiaries any compensation provided for herein (including Base Compensation and any Annual Bonus) and any employee benefit, retirement and compensation plans and other perquisites provided in Section 5 hereof (other than those benefits that the Bank may be required to maintain for Executive under applicable federal or state law).

          (vi) If Executive's employment by the Bank is terminated for any reason other than those set forth in Subsection 8(B) of this Agreement, Executive will turn over immediately thereafter to the Bank all business correspondence, letters, papers, reports, customers' lists, financial statements, credit reports or other confidential information or documents of the Bank or its affiliates in the possession or control of Executive, all of which writings are and will continue to be the sole and exclusive property of the Bank or its affiliates, as the case may be.

          (vii) If Executive's employment by the Bank is terminated for the reasons set forth in Subsection 8(B) of this Agreement, Executive shall have no obligations to the Bank with respect to trade secrets, confidential information or non-competition under this Section 10.

Executive acknowledges that irreparable loss and injury would result to the Bank upon the breach of any of the covenants contained in this Section 10 and that damages arising out of such breach would be difficult to ascertain. Executive hereby agrees that, in addition to all other remedies provided at law or at equity, the Bank may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting bond or other security, both temporary and permanent injunctive relief to prevent a breach by Executive of any covenant contained in this Section 10, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 10 should ever be deemed to exceed the time, geographic or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum extent permitted thereby.

     11.  Notice of Termination and Date of Termination.  Any termination of
          ---------------------------------------------
Executive's employment with the Bank as contemplated by Section 8 hereof, except in the circumstances of Executive's death, shall be communicated by written "Notice of Termination" by the terminating party to the other party hereto. Any "Notice of Termination" pursuant to Subsections 8(A), 8(B) or 8(D) shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. For purposes of this Agreement, "Date of Termination" shall mean: (i) if Executive's employment is terminated because of disability, then thirty (30) days after Notice of Termination is given (unless Executive shall have returned to the performance of Executive's duties on a full-time basis during such thirty (30) day period); or (ii) if Executive's employment is terminated for cause, retirement, good reason or pursuant to Subsection 8(C) hereof, then the date specified in the Notice of Termination; provided, however, that if within thirty (30) days after any such Notice of
--------  -------
Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved in good faith, either by mutual agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

     12.  Excess Parachute Payments and One Million Dollar Deduction Limit.
          ----------------------------------------------------------------

          (A) Notwithstanding anything contained herein to the contrary, if any portion of the payments and benefits provided hereunder and benefits provided to, or for the benefit of, Executive under any other plan or agreement of the Bank (such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or would be nondeductible by the Bank pursuant to Section 280G of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax or shall be nondeductible by the Bank pursuant to
Section 280G of the Code (such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Unless Executive shall have given prior written notice specifying a different order to the Bank to effectuate the Limited Payment Amount, the Bank shall reduce or eliminate the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by

Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

          (B) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount pursuant to the Code and the amount of such Limited Payment Amount shall be made by an accounting firm at the Bank's expense selected by the Bank which is designated as one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Bank and Executive within thirty (30) days of the Termination Date, if applicable, and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the "Dispute"). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Bank and Executive subject to the application of Subsection 12(C) below.

          (C) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, Executive either have been made or will not be made by the Bank which, in either case, will be inconsistent with the limitations provided in Section 12(A) (hereinafter referred to as an "Excess Payment" or "Underpayment", respectively). If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment, and Executive shall repay the Excess Payment to the Bank on demand (but not less than ten (10) days after written notice is received by Executive), together with interest on the Excess Payment at the "Applicable Federal Rate" (as defined in Section 1274(d) of the Code) from the date of Executive's receipt of such Excess Payment until the date of such repayment. In the event that it is determined (i) by the Accounting Firm, the Bank (which shall include the position taken by the Bank, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution of the Dispute to Executive's satisfaction, that an Underpayment has occurred, the Bank shall pay an amount equal to the Underpayment to Executive within ten (10) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to Executive until the date of payment.

          (D) Notwithstanding anything contained herein to the contrary, if any portion of the Payments would be nondeductible by the Bank pursuant to Section 162(m) of the Code, the Payments to be made to Executive in any taxable year of the Bank shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Executive in such taxable year of the Bank shall be nondeductible by the Bank pursuant to
Section 162(m) of the Code. The amount by which any Payment is reduced pursuant to the immediately preceding sentence, together with interest thereon at the Applicable

Federal Rate, shall be paid by the Bank to Executive on or before the fifth business day of the immediately succeeding taxable year of the Bank, subject to the application of the limitations of the immediately preceding sentence and this Section 12. Unless Executive shall have given prior written notice specifying a different order to the Bank to effectuate this Section 12, the Bank shall reduce or eliminate the Payments in any one taxable year of the Bank by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Section 162(m) Determination (as hereinafter defined). Any notice given by Executive pursuant to the immediately preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

          (E) The determination as to whether the Payments shall be reduced pursuant to Section 12(D) hereof and the amount of the Payments to be made in each taxable year after the application of Section 12(D) hereof shall be made by the Accounting Firm at the Bank's expense. The Accounting Firm shall provide its determination (the "Section 162(m) Determination"), together with detailed supporting calculations and documentation to the Bank and Executive within thirty (30) days of the termination date specified in the Notice of Termination. The Section 162(m) Determination shall be binding, final and conclusive upon the Bank and Executive.

     13.  Payments After Death.  Should Executive die after termination of his
          --------------------
employment with the Bank while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive's executors, administrators, heirs, distributees, devisees and legatees, and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to his estate.

     14.  Full Settlement and Legal Expenses.  The respective obligations of the
          ----------------------------------
parties hereto to make payments or otherwise to perform hereunder shall not be affected by any rights of set-off, counterclaim, recoupment, defense or other claim, right or action which one party hereto may have against the other party hereto. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts which may be payable to Executive by the Bank hereunder. If any legal action, proceeding in arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses incurred in that action or proceeding, even if not taxable as court costs, plus in each case interest at the Applicable Federal Rate, in addition to any other relief to which such party or parties may be entitled.

     15.  Notices.  For purposes of this Agreement, notices and all other
          -------
communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to Executive:    Michael D. Hodges
                         207 Dunbarton Drive
                         St. Simons Island, Georgia 31522

     If to the Bank:     The First Bank of Brunswick
                         c/o ABC Bancorp
                         24 2/nd/ Avenue, S.E.
                         Moultrie, Georgia 31768
                         Attention: President

or to such address as either party hereto furnishes to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     16.  Governing Law.  The validity, interpretation, and performance of this
          -------------
Agreement shall be governed by the laws of the State of Georgia, without giving effect to the conflicts of laws principles thereof.

     17.  Successors.  The Bank shall require any successor (whether direct or
          ----------
indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and same extent that the Bank would be required to perform it if no such succession had taken place. Failure of the Bank to obtain such agreement prior to the effectiveness of any such succession shall be a material intentional breach of this Agreement and shall entitle Executive to terminate his employment with the Bank for good reason pursuant to Subsection 8(B) hereof. As used in this Agreement, "the Bank" shall mean the Bank as hereinbefore defined and any successor to its business or assets as aforesaid.

     18.  Modification.  No provision of this Agreement may be modified, waived
          ------------
or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

     19.  Severability.  The invalidity or unenforceability of any provisions of
          ------------
this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     20.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Executed counterparts may be delivered via facsimile transmission.

     21.  Assignment.  This Agreement is personal in nature and neither party
          ----------
hereto shall,
without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Sections 13 and 17 above. Without limiting the foregoing, Executive's right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution as set forth in Section 13 hereof, and in the event of any attempted assignment or transfer contrary to this Section 21, the Bank shall have no liability to pay any amounts so attempted to be assigned or transferred.

     22.  Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and delivered by its duly authorized officer, and the Executive has executed and delivered this Agreement, all as of the day and year first above written.


                              THE FIRST BANK OF BRUNSWICK


                              By: ______________________________________
                              Its: _____________________________________



                              ___________________________________ (SEAL)
                              MICHAEL D. HODGES

                                                                       EXHIBIT F
                                                                       ---------

                              MATTERS AS TO WHICH
                 MARTIN, SNOW, GRANT & NAPIER, LLP WILL OPINE


     1. Target is a corporation duly organized and validly existing under the laws of the State of Georgia with corporate power and authority (a) to conduct its business as described in the Proxy Statement and (b) to own and use its Assets.

     2. Target Bank is a Georgia chartered state bank duly organized and validly existing under the laws of the State of Georgia with all requisite power and authority to conduct its business as described in the Proxy Statement, and to own and use its Assets. The deposits of Target Bank are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

     3. Target's authorized shares consist of 50,000,000 shares of Common Stock, no par value per share, of which _________________ shares were outstanding as of ______________________, 2001. The outstanding shares of Target Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our Knowledge, except as Previously Disclosed, there are no options, subscriptions, warrants, calls, rights or commitments obligating Target to issue equity securities or acquire its equity securities.

     4. Target owns directly or indirectly all the issued and outstanding shares of the capital stock of Target Bank. To our Knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Target Bank to issue equity securities or acquire its equity securities.

     5. The execution and delivery by Target of the Agreement do not, and if Target were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of Target or the Articles of Incorporation or Bylaws of Target Bank or, to our Knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which Target or Target Bank is a party or by which Target or Target Bank is bound.

     6. Target has duly authorized the execution and delivery of the Agreement and all performance by Target thereunder and has duly executed and delivered the Agreement.

     7.   The Agreement is enforceable against Target.

                                                                       EXHIBIT G
                                                                       ---------

                              MATTERS AS TO WHICH
                           ROGERS & HARDIN WILL OPINE


     1. Purchaser is a corporation duly organized and validly existing under the laws of the State of Georgia with corporate power and authority (a) to conduct its business as described in the Proxy Statement and (b) to own and use its Assets.

     2. Purchaser's authorized shares consist of 15,000,000 shares of Common Stock, $1.00 par value per share, of which ________________ shares were outstanding as of _______________________, 2001, and 5,000,000 shares of
Preferred Stock, none of which were outstanding as of _____________________, 2001. The outstanding shares of Purchaser Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our Knowledge, except as Previously Disclosed, there are no options, subscriptions, warrants, calls, rights or commitments obligating Purchaser to issue equity securities or acquire its equity securities. The shares of Purchaser Common Stock to be issued to the shareholders of Target upon consummation of the Merger have been registered under the 1933 Act, and when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

     3. The execution and delivery by Purchaser of the Agreement do not, and if Purchaser were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of Purchaser or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which Purchaser is a party or by which Purchaser is bound.

     4. Purchaser has duly authorized the execution and delivery of the Agreement and all performance by Purchaser thereunder and has duly executed and delivered the Agreement.

     5.   The Agreement is enforceable against Purchaser.